As filed with the Securities and Exchange Commission on May 29, 2015

Registration no. 333- 204491

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BIONIK LABORATORIES CORP.
(Exact name of Registrant as specified in its charter)

Delaware	3842	27-1340346
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

483 Bay Street, N105
Toronto, ON M5G 2C9
(717) 215-9872
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Peter Bloch, CEO
Bionik Laboratories Corp.
483 Bay Street, N105
Toronto, ON M5G 2C9
(717) 215-9872
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
(516) 663-6600
(516) 663-6601 (Facsimile)

Approximate date of commencement of proposed sale to the public:

From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	28,746,500	(3)	$ 1.90	$ 54,618,350	$ 6,346.65	(4)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the high and low selling prices per share of the registrant’s common stock on May 22, 2015 on the OTC Pink marketplace. The closing price for such shares on May 22, 2015 was $1.90.
(3)	Represents (a) 14,373,250 shares of the registrant’s common stock and (b) 14,373,250 shares of common stock upon the exercise of outstanding warrants.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May 29, 2015

PRELIMINARY PROSPECTUS

BIONIK LABORATORIES CORP.

28,746,500 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 28,746,500 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such shares, 14,373,250 shares may be issued upon exercise of warrants held by the selling stockholders.

We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. The selling stockholders may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from sales of shares of our common stock by the selling stockholders; however, we will receive a total of approximately $20,122,550 if all the warrants are exercised in full.

Our common stock is currently traded on the OTC Pink marketplace under the symbol “BNKL.” The closing price of our common stock on May 22, 2015 was $1.90 per share.

These are speculative securities. See “Risk Factors” beginning on Page 4 for the factors you should consider before buying shares of our common stock.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is            , 2015

We are responsible for the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give you any other information, and neither we nor any selling stockholder take any responsibility for any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

BASIS OF PRESENTATION

Unless otherwise noted, references in this prospectus to “Bionik,” the “Company,” “we,” “our,” or “us” means Bionik Laboratories Corp., the registrant, and, unless the context otherwise requires, together with its wholly-owned subsidiary, Bionik Laboratories, Inc., a Canadian corporation (“Bionik Canada”). References to Bionik Canada refer to such company prior to its acquisition by the Company on February 26, 2015.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this Prospectus, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements appear in a number of places, including, but not limited to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts, and use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “should,” “plan,” “project” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

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•	projected operating or financial results, including anticipated cash flows used in operations;

•	expectations regarding capital expenditures; and

•	our beliefs and assumptions relating to our liquidity position, including our ability to obtain additional financing.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors including, among others:

•	the loss of key management personnel on whom we depend;

•	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required; and

•	our expectations with respect to our acquisition activity.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements, some of which are included elsewhere in this Prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements contained in this Prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Prospectus, except as otherwise required by applicable law.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed under the heading “Risk Factors” and other sections of this prospectus.

Our Business

We are a medical device company, specializing in the designing, developing and commercializing of cost-effective physical rehabilitation technologies, prosthetics, and assisted robotic products. We strive to innovate and build devices that improve an individual’s health, comfort, accessibility and quality of life through the use of advanced algorithms and sensing technologies that anticipate a user’s every move.

Our co-founders, Mr. Michal Prywata and Mr. Thiago Caires, first conceived of a brain-controlled prosthetic device in 2009. Media and industry response sparked further innovation leading to the formation of Bionik Canada and development of our first commercial product, the ARKE lower body exoskeleton.

Since our founding, we have partnered with industry partners in manufacturing and design and have also expanded our development team through partnerships with researchers and academia. From inception to immediately prior to the First Closing, we have secured cash funding of approximately $5.5 million, which includes grants as well as Scientific Research and Experimental Development tax refunds provided through the Canadian government that support our creation of technologies that could lower the costs of medical devices and medical care.

We are currently developing the ARKE and researching two earlier stage products, the APOLLO intelligent prosthetic knee and the CHRONOS cloud-based intelligent patient queuing system. We plan to develop other biomechatronic solutions through internal research and development and we may further augment our product portfolio through strategic and accretive acquisition opportunities in the future.

We currently hold an intellectual property portfolio that includes 5 U.S. and international patents pending, 13 U.S. provisional patents, and other patents under development. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes.

History

Bionik Laboratories Corp. was incorporated on January 8, 2010 in the State of Colorado. At the time of our incorporation the name of our company was Strategic Dental Management Corp. On July 16, 2013, we changed our name from Strategic Dental Management Corp. to Drywave Technologies, Inc. and changed our state of incorporation from Colorado to Delaware. Effective February 13, 2015, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Articles of Incorporation (the “Certificate of Amendment”) whereby, among other things, we changed our name to Bionik Laboratories Corp. and reduced the authorized number of shares of Common Stock from 200,000,000 to 150,000,000. Additionally, on September 24, 2014, our stockholders approved a 1-for-0.831105 reverse stock split of the issued and outstanding shares of our Common Stock, and adopted an equity incentive plan. The reverse stock split was implemented on February 13, 2015.

Bionik Canada was incorporated on March 24, 2011 under the Canada Business Corporations Act.

On February 26, 2015, we entered into an Investment Agreement with Bionik Acquisition Inc., a company existing under the laws of Canada and our wholly owned subsidiary (“Acquireco”), and Bionik Canada whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada. After giving effect to this and related transactions, we commenced operations through Bionik Canada.

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Corporate Information

Our principal executive office is located at 483 Bay Street, N105, Toronto, ON M5G 2C9. Our telephone number is (717) 215-9872. Our website is www.bioniklabs.com. Information on our website does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, common referred to as the “JOBS Act.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (we will also not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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The Offering

Common stock offered by the selling stockholders	28,746,500 shares of our issued and outstanding shares of common stock consisting of 14,373,250 shares and up to 14,373,250 shares that may be issued upon the exercise of outstanding warrants to purchase our common stock. The warrants have an exercise period of 4 years or until February 26, 2019 and an exercise price per share of $1.40.

Common stock to be outstanding after the offering	Up to 84,746,500 shares of common stock, based on our issued and outstanding shares of common stock and Exchangeable Shares as of May 27, 2015, and assuming full exercise of our outstanding warrants issued to investors for cash. This does not assume the exercise of any other options or warrants that may be outstanding.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders participating in this offering. The selling stockholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering. However, we will receive a total of approximately $20,122,550 if all the warrants are exercised in full, which will be added to our working capital. See “Use of Proceeds” on page 17 of this prospectus for more information.

Risk factors	See “Risk Factors” on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

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RISK FACTORS

The securities offered by the Selling Stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

Risks Related to Our Business

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

We have had no revenues since inception, and we cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in 2011. We have had no revenues since inception. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from our technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues, if any, from the sale of any of such products.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2015, we had an accumulated deficit of $6,300,655.

We may never complete the development of the ARKE lower body exoskeleton or any of our other proposed products into marketable products.

We do not know when or whether we will successfully complete the development of the ARKE lower body exoskeleton, the APOLLO intelligent prosthetic knee, the CHRONOS cloud-based intelligent patient queuing system, or any other proposed or contemplated product, for any of our target markets. We continue to seek to improve our technologies before we are able to produce a commercially viable product. Failure to improve on any of our technologies could delay or prevent their successful development for any of our target markets.

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Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones.

We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing our products. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, our commercialization schedule could be delayed and potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative products.

Generally, we have made technological advances meeting our milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop the ARKE or any of our other proposed products.

Customers will be unlikely to buy the ARKE or any of our other proposed products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, we have focused primarily on research and development of the first generation version of the ARKE, as well as prototyping the APOLLO and the CHRONOS. Consequently, we have no experience in manufacturing these products on a commercial basis. We may manufacture our products through third-party manufacturers. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The proposed price of our products is in part dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for the ARKE and the APOLLO, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Our products may not be accepted in the market.

We cannot be certain that our current products or any other products we may develop or market will achieve or maintain market acceptance. Market acceptance of our products depends on many factors, including our ability to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our technology is an attractive alternative to other technologies, demonstrate that our products are reliable and supported by us in the field, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment, which, particularly in the case of the medical device industry, are becoming increasingly price sensitive.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (the “FDA”), Health Canada and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

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Under the United States Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. We believe the ARKE will be a Class II medical device. Class II devices require a 510(k) premarket submission to the US FDA.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Following the introduction of a product, these agencies will also periodically review our manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA, Health Canada and other regulatory requirements continue to be met.

We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.

We believe that the ARKE will be categorized as a Class II device. Class II devices require a 510(k) premarket submission to the US FDA. However, the FDA has not made any determination about whether our medical products are Class II medical devices and, from time to time, the FDA may disagree with the classification of a new Class II medical device and require the manufacturer of that device to apply for approval as a Class III medical device. In the event that the FDA determines that our medical products should be reclassified as Class III medical devices, we could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specific change the classification. Reclassification of our products as Class III medical devices could significantly increase our regulatory costs, including the timing and expense associated with required clinical trials and other costs.

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production, and criminal prosecution.

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Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes. The complexity, timeframes and costs associated with obtaining marketing clearances are unknown. Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

Certain of our competitors have reported injuries caused by the malfunction of human exoskeleton devices (in at least one case to the FDA). Injuries caused by the malfunction or misuse of human exoskeleton devices, even where such malfunction or misuse occurs with respect to one of our competitor’s products, could cause regulatory agencies to implement more conservative regulations on the medical human exoskeleton industry, which could significantly increase our operating costs.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse effect on our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payer’s discretion. The coverage policies and reimbursement levels of these third-party payers may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may either positively or negatively impact sales of our products.

We have no direct control over payer decision-making with respect to coverage and payment levels for our medical device products. Additionally, we expect many payers to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public and private payers, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our current products or products we develop.

As our product offerings are diverse across healthcare settings, they are affected to varying degrees by the many payment systems. Therefore, individual countries, product lines or product classes may be impacted by changes to these systems.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

The sales of our proposed products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products.

Clinical outcome studies regarding our products may not provide sufficient data to either cause third-party payers to approve reimbursement or to make human exoskeletons a standard of care.

Our business plan relies on broad adoption of human exoskeletons to provide neuro-rehabilitation in the form of gait training to individuals who have suffered a neurological injury or disorder. Although use of human exoskeletons in neuro-rehabilitation is new, use of robotic devices to provide gait training has been going on for over a decade and the clinical studies relating to such devices have had both positive and negative outcomes. Much of the rehabilitation community has rejected the use of such devices based on the data from some of these studies. Although we believe that human exoskeletons will outperform such robotic equipment, this has not been proven. Furthermore, it may prove impossible to prove an advantage in a timely manner, or at all, which could prevent broad adoption of our products.

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Part of our business plan relies on broad adoption of our products to provide “early mobilization” of individuals who have been immobilized by an injury, disease, or other condition. Although the health benefits of other methods of “early mobilization” have been demonstrated in clinical studies in fields such as stroke, those studies did not test early mobilization with human exoskeletons directly. It may be necessary to provide outcome studies on early mobilization with exoskeletons directly in order to convince the medical community of their effectiveness. Such studies have not been designed at this time, and may be too large and too costly for us to conduct.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA, Health Canada or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We will likely require additional funds to further develop our business plan. Based on our current operating plans, the resources of the Company are expected to be sufficient to fund our planned operations necessary to introduce the ARKE into the rehabilitation market. If we are unable to generate sufficient revenues from our operating activities, we may need to raise additional funds through equity offerings or otherwise in order to meet our expected future liquidity requirements, including to introduce the ARKE into the home market, introducing our other planned products or to pursue new product opportunities. Any such financing that we undertake will likely be dilutive to current stockholders and you.

We intend to continue to make investments to support our business growth, including patent or other intellectual property asset creation. In addition, we may also need additional funds to respond to business opportunities and challenges, including its ongoing operating expenses, protecting its intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing its operating infrastructure. While we may need to seek additional funding for such purposes, it may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of its common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

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We cannot predict our future capital needs and we may not be able to secure additional financing.

We may need to raise additional funds in the future to fund our working capital needs, to fund more aggressive expansion of our business or for strategic acquisitions. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to incur additional research and development expenditures to continue development of our existing proposed products as well as research and development expenditures to develop new products and services. The products and services we are developing and may develop in the future may not be technologically successful. In addition, the length of our product and service development cycle may be greater than we originally expected and we may experience delays in product development. If our resulting products and services are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products and services.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success will depend upon the continued service of Peter Bloch, our Chief Executive Officer, Michal Prywata, our Chief Operating Officer and Thiago Caires, our Chief Technology Officer. Although we believe that our relationship with each of these individuals is positive, there can be no assurance that the services of any of these individuals will continue to be available to us in the future. We do not carry any key man life insurance policies on any of our existing or proposed executive officers.

The impact of the Patient Protection and Affordable Care Act remains uncertain.

In 2010, significant reforms to the health care system were adopted as law in the United States. The law includes provisions that, among other things, reduce or limit Medicare reimbursement, require all individuals to have health insurance (with limited exceptions) and impose increased taxes. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. Specifically, the law requires the medical device industry to subsidize health care reform in the form of a 2.3% excise tax on United States sales of most medical devices. The excise tax will increase our operating expenses. Because other parts of the 2010 health care law remain subject to implementation, the long-term impact on us is uncertain. The new law or any future legislation could reduce medical procedure volumes, lower reimbursement for our products, and impact the demand for our products or the prices at which we sell our products. Accordingly, while it is too early to understand and predict the ultimate impact of the new law on our business, the legislation and resulting regulations could have a material adverse effect on our business, cash flows, financial condition and results of operations.

Our operations in international markets involve inherent risks that we may not be able to control.

Our business plan includes the marketing and sale of our proposed products in international markets. Accordingly, our results could be materially and adversely affected by a variety of uncontrollable and changing factors relating to international business operations, including:

•	macroeconomic conditions adversely affecting geographies where we intend to do business;

•	foreign currency exchange rates;

•	political or social unrest or economic instability in a specific country or region;

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•	higher costs of doing business in foreign countries;

•	infringement claims on foreign patents, copyrights or trademark rights;

•	difficulties in staffing and managing operations across disparate geographic areas;

•	difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

•	trade protection measures and other regulatory requirements, which affect our ability to import or export our products from or to various countries;

•	adverse tax consequences;

•	unexpected changes in legal and regulatory requirements;

•	military conflict, terrorist activities, natural disasters and medical epidemics; and

•	our ability to recruit and retain channel partners in foreign jurisdictions.

Our financial results may be affected by fluctuations in exchange rates and our current currency hedging strategy may not be sufficient to counter such fluctuations.

Our financial statements are presented in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar. Due to the substantial volatility of currency exchange rates, exchange rate fluctuations may have an adverse impact on our future revenues or expenses presented in our financial statements. We use financial instruments, principally forward foreign currency contracts, in our management of foreign currency exposure. These contracts primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Risks Related to Our Industry

The industries in which we operate are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The medical technology industry is characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies that may be delivered without a medical device or a medical device superior to ours. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

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We face competition from other medical device companies that focus on robotic exoskeleton devices and other devices we intend to commercialize and market.

We face competition from other companies that also focus on robotic exoskeleton devices such as Argo Medical Technologies, Ekso Bionics, Parker Hannifin and Rex Bionics. Additionally, with respect to our products that we intend to market to patients with stroke-related conditions, Cyberdyne is developing an over-ground exoskeleton and Hocoma, AlterG, Aretech and Reha Technology are each currently selling treadmill-based walking gait therapies that will directly compete with such products. These companies have longer operating histories and may have greater name recognition and substantially greater financial, technical and marketing resources than us. Many of these companies also have FDA or other applicable governmental approval to market and sell their products, and more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations.

With respect to the APOLLO, the above knee prosthetics market is well established. We expect to face competition from, among others, Otto Bock and Ossur, which between them control most of the microcontroller-based above knee prosthetic market, which is the market in which we intend to compete with the APOLLO. Otto Bock’s leading product is the Genium knee and Ossur’s leading product is the Rheo Knee. These competitors have strong intellectual property portfolios, are well established in the overall prosthetics market, and have been in operation significantly longer then we have, which could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations.

Our industry is experiencing greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

In recent years, the medical device industry has been subject to increased regulatory scrutiny, including by the FDA, Health Canada and numerous other federal, state, provincial and foreign governmental authorities. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with health care professionals. We anticipate that governments will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Unsuccessful clinical trials or procedures relating to products under development could have a material adverse effect on our prospects.

The regulatory approval process for new products and new indications for existing products requires extensive clinical trials and procedures, including early clinical experiences and regulatory studies. Unfavorable or inconsistent clinical data from current or future clinical trials or procedures conducted by us, our competitors, or third parties, or perceptions regarding this clinical data, could adversely affect our ability to obtain necessary approvals and the market’s view of our future prospects. Such clinical trials and procedures are inherently uncertain and there can be no assurance that these trials or procedures will be completed in a timely or cost-effective manner or result in a commercially viable product. Failure to successfully complete these trials or procedures in a timely and cost-effective manner could have a material adverse effect on our prospects. Clinical trials or procedures may experience significant setbacks even after earlier trials have shown promising results. Further, preliminary results from clinical trials or procedures may be contradicted by subsequent clinical analysis. In addition, results from our clinical trials or procedures may not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, our business could be adversely affected. Clinical trials or procedures may be suspended or terminated by us, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks.

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Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industries in which we operate, including, in particular, the medical device industry, are characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on its business, cash flows, financial condition or results of operations.

If we are unable to protect our patents or other proprietary rights, or if we infringe on the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged.

We own 5 U.S. and international patents pending and 13 U.S. provisional patents. We intend to continue to seek legal protection, primarily through patents, for our proprietary technology. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect our proprietary technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us. Our competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to our technologies. In addition, the laws of foreign jurisdictions in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as do the laws of the United States.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of our intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties on terms that may not be reasonable or favorable to us, prevent us from manufacturing, importing or selling our products, or compel us to redesign our products to avoid infringing third parties’ intellectual property. As a result, we may be required to incur substantial costs to prosecute, enforce or defend our intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on our business, financial condition and resources or results of operations.

Our ability to develop intellectual property depends in large part on hiring, retaining and motivating highly qualified design and engineering staff with the knowledge and technical competence to advance our technology and productivity goals. To protect our trade secrets and proprietary information, generally we have entered into confidentiality agreements with our employees, as well as with consultants and other parties. If these agreements prove inadequate or are breached, our remedies may not be sufficient to cover our losses.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact offerings in our product portfolios.

Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products. Also, our currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, we have not filed applications for all of our patents internationally and we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products in other countries.

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Risks Related to this Offering, Our Securities and Governance Matters

Our executive officers, through their ownership of common stock and/or Convertible Shares, can substantially influence the outcome of matters requiring shareholder approval and may prevent you and other stockholders from influencing significant corporate decisions, which could result in conflicts of interest that could cause the Company’s stock price to decline.

Our executive officers collectively beneficially own Exchangeable Shares which may be exchanged for approximately 33.6% of our outstanding shares of Common Stock and Exchangeable Shares. As a result, such individuals will have the ability, acting together, to substantially influence the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. These individuals also have significant control over our business, policies and affairs as officers and/or directors of our Company. These stockholders may also exert influence in delaying or preventing a change in control of the Company, even if such change in control would benefit the other stockholders of the Company. In addition, the significant concentration of stock ownership may adversely affect the market value of the Company’s common stock due to investors’ perception that conflicts of interest may exist or arise. Therefore, you should not invest in reliance on your ability to have any control over our Company.

We do not currently have a majority of independent directors on our Board, which limits our ability to establish effective independent corporate governance procedures.

Our board of directors has significant control over us and we have not established committees comprised of independent directors. We have five directors, three of whom hold executive officer positions and are not independent. Accordingly, they have significant control over all corporate issues. We do not have an audit, compensation, governance or nominating committee comprised of independent directors. Our directors as a whole perform these functions. Thus, there is a potential conflict in that our directors also engaged in management and participate in decisions concerning management compensation and audit issues, among other issues, may affect management performance.

Although we intend to add additional members to our Board of Directors as qualified candidates become available, until we have a board of directors that would include a majority of independent members, if ever, there will be limited independent oversight of our directors’ decisions and activities.

We may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Before the Acquisition Transaction, Bionik Canada conducted due diligence on the Company it believed was customary and appropriate for a transaction such as the Acquisition Transaction. However, the due diligence process may not have revealed all material liabilities of the Company then existing or which may be asserted in the future against us relating to the Company’s activities before the consummation of the Acquisition Transaction. In addition, the agreement with the Company contains representations with respect to the absence of any liabilities and indemnification for any breach thereof. However, there can be no assurance that the Company had no liabilities upon the closing of the Acquisition Transaction or that we will be successful in enforcing the indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of the Company that survive the Acquisition Transaction could harm our revenues, business, prospects, financial condition and results of operations.

We do not expect the Company to pay cash dividends on its common stock.

We anticipate that the Company will retain its earnings, if any, for future growth and therefore does not anticipate paying cash dividends on its common stock in the future. Investors seeking cash dividends should not invest in the Company’s common stock for that purpose.

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Anti-takeover provisions in the Company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

We cannot assure you that our Common Stock will be listed on any national securities exchange.

We cannot assure you that our Common Stock will be listed on any national securities exchange. We cannot assure you that will ever be able to meet the initial listing standards of any of the NASDAQ markets or any other stock exchange, or that, if quoted, we would be able to maintain a listing of Common Stock on any of the NASDAQ markets or any other stock exchange. If our Common Stock remains quoted on an over-the-counter system rather than being listed on a national securities exchange, an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our Common Stock.

Because Bionik Canada became a reporting company by means of the Acquisition Transaction, we may not be able to establish a liquid market for our Common Stock or attract the attention of research analysts at major brokerage firms

Because Bionik Canada did not become a reporting company by the traditional means of conducting an initial public offering of common stock, we may be unable to establish a liquid market for our Common Stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of the Company in the near future. In addition, investment banks may be less likely to agree to underwrite secondary offerings on behalf of the Company or our stockholders than they would if we were to become a public reporting company by means of an initial public offering of Common Stock. If all or any of the foregoing risks occur, it would have a material adverse effect on the Company.

An active and visible public trading market for our Common Stock may not develop.

We cannot predict whether an active market for our Common Stock will ever develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our Common Stock may be limited; and

•	A lack of visibility for shares of our Common Stock may have a depressive effect on the market price for shares of our Common Stock.

Our Common Stock is quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE. No assurances can be given that our Common Stock, even if quoted on such markets, will ever actively trade on such markets, much less a senior market like NASDAQ or NYSE. In this event, there would be a highly illiquid market for our Common Stock and you may be unable to dispose of your Common Stock at desirable prices or at all.

The market for our Common Stock is limited.

Our Common Stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our Common Stock. There can be no assurance that an active market for our Common Stock will develop.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares at prices that they may deem appropriate.

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The market price for our Common Stock may be volatile.

The market price for our Common Stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial or operational estimates or projections;

•	conditions in markets generally;

•	changes in the economic performance or market valuations of companies similar to ours;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	our intellectual property position; and

•	general economic or political conditions in the United States or elsewhere.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our Common Stock.

The issuance of shares upon exercise of outstanding warrants could cause immediate and substantial dilution to existing stockholders.

The issuance of shares upon exercise of warrants could result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

A large number of shares issued in this Offering may be sold in the market upon the effectiveness of the Registration Statement, which may depress the market price of our Common Stock.

Upon the effectiveness of the registration statement of which this prospectus is a part, a large number of our shares may be sold in the market, which may depress the market price of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market following this Offering could cause the market price of our Common Stock to decline.

If our Common Stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is now and may in the future continue to be less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s prior written agreement to the transaction;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

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If our Common Stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered solely for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. To the extent that we receive cash payment for the exercise of the warrants to purchase shares of our common stock from the selling stockholders participating in this offering, we would use such proceeds for our working capital, development of our technologies or acquisition of new technologies, and/or general corporate purposes. If all of the warrants to which the warrant shares offered in this prospectus were exercised, we would receive proceeds of $20,122,550 in the aggregate.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

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MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock is traded on the OTC Pink marketplace under the symbol “BNKL” and was traded on such market prior to March 13, 2015 under the symbol “DWTP”. Our common stock did not trade between approximately July 15, 2013 and February 23, 2015. The following table sets forth the range of high and low bid prices for our common stock for each of the periods indicated as reported by the OTC Pink marketplace. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On May 22, 2015, the closing price of our common stock as reported on the OTC Pink marketplace was $1.90 per share.

Period Ending March 31, 2015	High	Low
March 31, 2015	$3.000	$2.000

Year Ending December 31, 2014:
March 31, 2014	-	-
June 30, 2014	-	-
September 30, 2014	-	-
December 31, 2014	-	-

Year Ending December 31, 2013:
March 31, 2013	$0.0120	$0.0120
June 30, 2013	$0.0120	$0.0120
September 30, 2013	$0.0120	$0.0120
December 31, 2013	-	-

We consider our common stock to be thinly traded and, accordingly, reported sales prices or quotations may not be a true market-based valuation of our common stock.

Holders

As of May 27, 2015, 20,373,250 shares of Common Stock were issued and outstanding, which were held by approximately 191 holders of record. In addition, as of May 27, 2015, 50,000,000 Exchangeable Shares were issued and outstanding, which were held by approximately 34 holders of record. We believe there are more owners of our common stock whose shares are held by nominees or in street name.

Dividends

We have not paid any dividends and we do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after our taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

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Securities Authorized for Issuance under Equity Compensation Plans

We adopted, and a majority of our stockholders approved, the 2014 Equity Incentive Plan (the “2014 Plan”). Under such plan, we may grant equity based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of 10,800,000 shares of our common stock are reserved for issuance under the 2014 Plan, and options for the purchase of 4,082,988 shares of our common stock have been granted and are outstanding as of March 31, 2015. The purpose of the 2014 Plan is to provide financial incentives for selected directors, employees, advisers, and consultants of the Company and/or its subsidiaries, thereby promoting the long-term growth and financial success of the Company.

The table below sets forth information as of December 31, 2014 with respect to compensation plans under which our common stock or Exchangeable Shares are authorized for issuance.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,768,428	$0.22	7,031,572
Equity compensation plans not approved by security holders
Warrants	349,522	$0.23	-
Total	4,117,950		7,031,572

(1) Of such outstanding options, 2,972,592 options were issued contingent on the successful consummation of the Offering and the Acquisition Transaction. According, such 2,972,592 options are deemed issued as of February 26, 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with the accompanying financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Plan of Operation and Recent Corporate Developments

Bionik Laboratories Corp. was incorporated on January 8, 2010 in the State of Colorado. At the time of our incorporation the name of our company was Strategic Dental Management Corp. On July 16, 2013, the Company changed its name from Strategic Dental Management Corp. to Drywave Technologies, Inc. and changed its state of incorporation from Colorado to Delaware. Effective February 13, 2015, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Articles of Incorporation whereby, among other things, we changed our name to Bionik Laboratories Corp. and reduced the authorized number of shares of Common Stock from 200,000,000 to 150,000,000. Additionally, on September 24, 2014, our stockholders approved a 1-for-0.831105 reverse stock split of the issued and outstanding shares of our Common Stock, and adopted an equity incentive plan. The reverse stock split was implemented on February 13, 2015.

Bionik Canada was incorporated on March 24, 2011 under the Canada Business Corporations Act. On February 26, 2015, we entered into an Investment Agreement with Acquireco, our wholly owned subsidiary, and Bionik Canada, whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada. After giving effect to this transaction, we commenced operations through Bionik Canada.

Immediately prior to the closing of the Acquisition Transaction and the First Closing, we transferred all of the business, properties, assets, operations and goodwill of the Company (other than cash and cash equivalents), and liabilities as of March 6, 2013, to our then-existing wholly owned subsidiary, Strategic Dental Alliance, Inc., and then transferred all of the capital stock of Strategic Dental Alliance to Brian E. Ray, a former officer and existing director (through March 20, 2015) and Jon Lundgreen, a former officer and director, pursuant to a Spin-Off Agreement. Also as of immediately prior to the closing of the Acquisition Transaction and the First Closing, we entered into an Assignment and Assumption Agreement with Tungsten 74 LLC, pursuant to which Tungsten 74 LLC assumed all of our remaining liabilities through the closing of the Acquisition Transaction. Accordingly, as of the closing of the Acquisition Transaction and the First Closing, we had no assets or liabilities.

We are a medical device company engaged in the business of designing, developing and commercializing physical rehabilitation technologies, prosthetics, and assisted robotic products. We strive to create products that improve an individual’s health, comfort, accessibility and quality of life through products that use advanced algorithms and sensing technologies to anticipate a user’s every move.

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Significant Accounting Policies and Estimates

The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Results of Operations

From the inception of Bionik Canada on March 24, 2011 through March 31, 2015, we have generated a deficit of $6,300,655. We expect to incur additional operating losses during the fiscal year ending December 31, 2015 and beyond, principally as a result of our continuing research and development, sales and marketing and production costs connected to the ARKE, our planned first product. When we approach final stages of the anticipated commercialization of the ARKE, we will have to devote and expect to continue to devote significant resources to these costs.

Our results of operations are presented for the nine-month transition period ended December 31, 2014 and for the 12-month fiscal year ended March 31, 2014. Bionik Canada changed its fiscal year to the calendar twelve months ending December 31, effective beginning after its previous fiscal year ended March 31, 2014. Bionik Canada’s subsequent fiscal period was shortened from twelve months to a nine-month transition period ended on December 31, 2014. As a result, unless otherwise indicated herein, comparisons of results below compare results for the nine-month transition period from April 1, 2014 through December 31, 2014, to the 12-month period of the fiscal year ended March 31, 2014, and accordingly are not comparing results for comparable periods of time.

For the Nine Month Transitional Period Ended December 31, 2014 and the Twelve Months Ended March 31, 2014

Operating Expenses

Total operating expenses for the transition period ended December 31, 2014 were $2,464,747 (December 31, 2013 - $1,428,555) and for the year ended March 31, 2014 operating costs were $1,451,769 (March 31, 2013 - $937,059), as further described below.

For the transition period ended December 31, 2014, we incurred research and development expenses of $1,178,837, (December 31, 2013 - $747,502) compared to $937,426 for the fiscal year ended March 31, 2014 (March 31, 2013 - $637,661). The increase in research and development expenses relate primarily to additional engineering and quality staff being added to meet technology and regulatory requirements, and further develop ARKE.

For the transition period ended December 31, 2014, we incurred professional and consulting fees of $601,491, (December 31, 2013 - $407,941) compared to $574,875 for the fiscal year ended March 31, 2014 (March 31, 2013 - $250,943). The increase in professional and consulting fees relates primarily to legal fees to prepare the company for the transaction it entered into in the first quarter of 2015.

For the transition period ended December 31, 2014, we incurred general and administrative expenses of $549,947 (December 31, 2013 - $205,248) and $302,353 for the fiscal year ended March 31, 2014 (March 31, 2013 - $345,293). The increase in general and administrative expenses relate primarily to the hiring of a CFO and other administration costs connected with the growth of the Company.

For the transition period ended December 31, 2014, we incurred interest expenses of $6,212 (December 31, 2013 - $10,868) and imputed interest expenses of $27,677 (December 31, 2013 – $55,647), compared to interest expenses of $28,629 and imputed interest expenses of $101,985 for the fiscal year ended March 31, 2014 (March 31, 2013 – nil and $7,282). The change in interest expenses relates primarily to a change in amounts owed to third parties and the decrease in imputed interest expenses relates primarily to the decrease in below market loan arrangements.

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Other Expenses

For the transition period ended December 31, 2014, we incurred a foreign exchange loss of $24,390 (December 31, 2013 – loss of $553) compared to a gain of $18,284 for the year ended March 31, 2014 (March 31, 2013 – gain of $23,013). Losses and gains on foreign currency result from the translation of currency in the financial statements from the Company’s functional currency of Canadian dollars to the reporting currency in U.S. dollars.

Other Income

For the transition period ended December 31, 2014, we have accrued for other income of $46,026 relating to government grants (December 31, 2013 – nil) compared to other income of $495,271 for the fiscal year ended March 31, 2014 (March 31, 2013 - $306,450) relating to our successful claims for SR&ED credits from the Government of Canada and Industrial Research Assistance Program grants. The Company plans to file its final claim for SR&ED credits from the Government of Canada and Industrial Research Assistance Program grants in the second quarter of 2015.

Comprehensive Loss

Comprehensive loss for the transition period ended December 31, 2014 amounted to $2,489,137 resulting in a loss per share of $0.16, (December 31, 2013 loss of $1,429,108 and loss per share of $0.12) compared to a comprehensive loss $1,433,485 for the fiscal year ended March 31, 2014, resulting in a loss per share of $0.12 (March 31, 2013 loss of $914,046 and loss per share of $0.09). The increase in the comprehensive loss from the fiscal year ended March 31, 2014 to the transition period ended December 31, 2014 is primarily due to increased operating expenses in 2014 due to increased research and development as well as legal and administrative costs associated with becoming a public company.

Quarter Ended March 31, 2015 Compared to Quarter Ended March 31, 2014

Operating Expenses

Total operating expenses for the quarter ended March 31, 2015 were $1,246,673 and $82,481 for the quarter ended March 31, 2014, as further described below.

Research and development expenses were $435,671 for the quarter ended March 31, 2015 compared to expenses of $232,032 for the quarter ended March 31, 2014. The increase relates primarily to the additional engineering and quality staff to develop our technology and meet regulatory mandates.

In the first quarter of 2015 we incurred professional and consulting fees of $261,350 compared $165,302 for the quarter ended March 31, 2014. The increase in professional and consulting fees relate primarily to the addition of a consultant to assist in meeting ISO and initial FDA qualifying requirements as well as legal and accounting costs related to the Acquisition Transaction.

In the first quarter of 2015, we incurred general and administrative expenses of $167,747 compared to general and administrative expenses of $95,699 for the three months ended March 31, 2014. The increase in general and administrative expenses relate primarily to the addition of a CEO and CFO to the company. During 2014 there was no CFO and the CEO was a consultant.

For the quarter ended March 31, 2015, we incurred interest expenses of $179 and imputed interest expenses of $nil, compared to interest expenses of $17,124 and imputed interest expenses of $45,063 for the quarter ended March 31, 2014. The decrease in interest expenses relates to the repayment of all debt in the Company by December 31, 2014.

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Other Expenses

For the first quarter we generated a foreign exchange gain of $24,779 compared to a gain of $18,837 for the quarter ended March 31, 2014. The gain resulted from the translation of currency in the financial statements from the Company’s functional currency of Canadian dollars to the reporting currency in U.S. dollars.

Other Income

For the quarter ended March 31, 2015, we have other income of $323 compared to other income of $473,162 for the quarter ended March 31, 2014. The 2014 other income is related to a Canadian cash tax refund for Scientific Research and Experimental Development (SR&ED) for the period of April 1, 2013 to March 31, 2014. As a result of a shorter time available to report the financial statements in 2015, the 2015 SR&ED was not recorded in the first quarter and will be reported in the second quarter.

Stock Compensation Expense

For the quarter ended March 31, 2015, the Company recorded $371,637 of stock compensation related to the stock options granted by the Company. The options previously granted by Bionik prior to the Acquisition Transaction, were revalued on the completion of the reverse takeover transaction and new option grant in the quarter resulting in the expense. There was no compensation expense in the first quarter of 2014.

Comprehensive Loss

Comprehensive loss for the quarter ended March 31, 2015 amounted to $1,221,894, resulting in a loss per share of $0.02, compared to a loss of $63,644 for the quarter ended March 31, 2014, resulting in a loss per share of $0.00. The increase in the comprehensive loss for the first quarter of 2015 compared to the first quarter of 2014 is primarily due to higher research and development costs, professional and consulting fees and general and administrative costs all connected to the company’s growth in the first quarter of 2015 and the recording of the SR&ED refund in the first quarter of 2014.

Liquidity and Capital Resources

We are a development stage company and have not yet realized any revenues from our planned operations. We have incurred a deficit of $6,300,655 from inception on March 24, 2011 to March 31, 2015.

Bionik Canada has funded operations through the issuance of capital stock, loans, grants and investment tax credits received from the Government of Canada. During the transition period ended December 31, 2014, Bionik Canada raised additional funds of $2,616,062 and issued 3,752,504 common shares, including debt settlements. In addition, Bionik Canada raised $228,875 from the exercise of an option to purchase shares and issued 416,667 pre-transaction common shares. During the fiscal year ended March 31, 2014, Bionik Canada raised net cash of $147,837 through the issuance of common shares.

In addition, Bionik Canada received a MITACS grant to fund 3 post doctorial fellows at a net cost of CND$72,000 per annum, and grants to fund clinical research and trials. We expect to be able to continue to access government funding in the future.

As we proceed with the ARKE product development we have devoted and expect to continue to devote significant resources in the areas of capital expenditures and research and development costs and operations, marketing and sales expenditures.

We may require additional funds to further develop our business plan, including the anticipated commercialization of the ARKE. Based on our current operating plans, we will require additional resources to introduce the ARKE into the home market. Since it is impossible to predict with certainty the timing and amount of funds required to launch the ARKE in any other markets or any of our other proposed products, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake will likely be dilutive to existing stockholders.

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In addition, we expect to also need additional funds to respond to business opportunities, protecting our intellectual property, developing new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our product lines.

To date, we have raised in the Offering aggregate gross proceeds of $11,498,600 and expect to continue to raise funds in the Offering through June 30, 2015. We expect that we will have sufficient funds to continue operations for at least the next 12 months.

Loans from Non-Related Parties

During the year ended March 31, 2014, Bionik Canada received loans from non-related parties of $772,146 of loans payable to various private lenders. All non-related loans were repaid or converted into common shares before December 31, 2014. Bionik Canada did not receive any non-related party loans during the transition period ended December 31, 2014.

Net Cash Used in Operating Activities

During the first quarter ended March 31, 2015, we used cash in operating activities of $825,483 compared to $439,664 for the quarter ended March 31, 2014. The increased use of cash is mainly attributable to the loss in the first quarter of 2015 of $1,246,673 due to higher research and development costs and the costs of becoming a public company compared to the first quarter of 2014 loss of $82,481 which results after recording other income of $473,162 in government scientific refunds that were accrued in the first quarter of 2014. The Company plans to apply for its final refundable scientific program during the second quarter of 2015.

For the transition period ended December 31, 2014, we used cash in operating activities of $1,639,478 (December 31, 2013 - $791,130) compared to $1,346,090 for the fiscal year ended March 31, 2014 (March 31, 2013 - $1,077,901). The increase is mainly attributable to the loss being larger for the transition period ended December then the year ended March 31, 2014, offset by less use of working capital balances.

Net Cash Provided by Investing Activities

During the first quarter of 2015, net cash of $38,820 and for the quarter ended March 31, 2014, net cash of $nil, respectively, was used for the acquisition of equipment. The equipment added is principally 3D printing equipment to help with the development of our technology.

For the transition period ended December 31, 2014, net cash of $109,316 (December 31, 2013 - $4,557) and for the fiscal year ended March 31, 2014, net cash of $nil (March 31, 2013 - $8,695), was used for the acquisition of equipment. During the transition period additions were primarily connected to moving to new offices in April, 2014.

Net Cash Used in Financing Activities

Net cash provided by financing activities was $6,788,988 for the quarter ended March 31, 2015 compared to $351,423 for the quarter ended March 31, 2014. The increase is due to the Offering, whereas the 2014 activity was principally connected to the provision of loans.

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Net cash provided by financing activities was $1,988,678 for the transition period ended December 31, 2014 (December 31, 2013 - $655,148) compared to $1,142,984 for the fiscal year ended March 31, 2014 (March 31, 2013 - $1,275,605). The increase in financing activities results from a net capital raise of $2,604,453 and proceeds from the exercise of stock options of $228,875 offset by repayment of loans of $844,650 during the transition period.

Recent Adopted Accounting Pronouncements

“Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements (“ASU 2014-10”) issued in June 2014, ASU 2014-10 eliminated the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 are effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 for its financial statements and accordingly has removed the inception-to-date information.

“Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-2”), issued in February 2013 requires entities to disclose additional information for items reclassified out of accumulated other comprehensive income (“AOCI”). For items reclassified out of AOCI and into net income in their entirety, entities are required to disclose the effect of the reclassification on each affected line item of net income. For AOCI reclassification items that are not reclassified in their entirety into net income, a cross-reference to other required U.S. GAAP disclosures is required. This information may be provided either in the notes or parenthetically on the face of the statement that reports net income, provided that all the information is disclosed in a single location. However, an entity is prohibited from providing this information parenthetically on the face of the statement that reports net income, if it has items that are not reclassified in their entirety into net income. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of this standard did not have a material impact on the financial statements of the Company.

Recent Issued Accounting Pronouncements

“Income Taxes (ASC Topic - 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists” (“ASU 2013-11”) was issued during July 2013. The FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2013. Adoption of the accounting pronouncement does not have a material effect on these accompanying financial statements.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. The impact on the financial statements of adopting ASU 2014-09 will be assessed by management.

On August 27, 2014, the FASB issued a new financial accounting standard on going concern, ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Sub-Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about the organization’s ability to continue as a going concern. The amendments in this Update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The impact on the financial statements of adopting ASU 2014-15 will be assessed by management.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

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Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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BUSINESS

Description of Business

Following the closing of the Acquisition Transaction, we became a medical device company, specializing in the designing, developing and commercializing of cost-effective physical rehabilitation technologies, prosthetics, and assisted robotic products. We strive to innovate and build devices that improve an individual’s health, comfort, accessibility and quality of life through the use of advanced algorithms and sensing technologies that anticipate a user’s every move.

Our co-founders, Mr. Michal Prywata and Mr. Thiago Caires, first conceived of a brain-controlled prosthetic device in 2009. Media and industry response sparked further innovation leading to the formation of Bionik Canada and development of our first commercial product, the ARKE lower body exoskeleton.

Since our founding, we have partnered with industry partners in manufacturing and design and have also expanded our development team through partnerships with researchers and academia. From inception to immediately prior to the First Closing, we have secured cash funding of approximately $5.5 million, which includes grants as well as Scientific Research and Experimental Development tax refunds provided through the Canadian government that support our creation of technologies that could lower the costs of medical devices and medical care.

We are currently developing the ARKE and researching two earlier stage products, the APOLLO intelligent prosthetic knee and the CHRONOS cloud-based intelligent patient queuing system. We plan to develop other biomechatronic solutions through internal research and development and we may further augment our product portfolio through strategic and accretive acquisition opportunities in the future.

We currently hold an intellectual property portfolio that includes 5 U.S. and international patents pending, 13 U.S. provisional patents, and other patents under development. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes.

The Acquisition Transaction and Offering

On February 26, 2015, we entered into an Investment Agreement with Bionik Acquisition Inc., a company existing under the laws of Canada and our wholly owned subsidiary (“Acquireco”), and Bionik Laboratories, Inc. (“Bionik Canada”) (the “Investment Agreement”), whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada, taking into account the Exchangeable Share Transaction (as defined below) (the “Acquisition Transaction”). After giving effect to the Acquisition Transaction, we commenced operations through Bionik Canada.

Bionik Canada was incorporated on March 24, 2011 under the Canada Business Corporations Act. Bionik Canada’s principal executive office is located at 483 Bay Street, N105, Toronto, ON Canada M5G 2C9 and its telephone number is (416) 640-7887. Our website address is www.bioniklabs.com.

Immediately prior to the closing of the Acquisition Transaction and the First Closing (as defined below), we transferred all of the business, properties, assets, operations and goodwill of the Company (other than cash and cash equivalents), and liabilities as of March 6, 2013, to our then-existing wholly owned subsidiary, Strategic Dental Alliance, Inc., a Colorado corporation (“Strategic Dental Alliance”), and then transferred all of the capital stock of Strategic Dental Alliance to Brian E. Ray, a former officer and existing director (through March 20, 2015) and Jon Lundgreen, a former officer and director, pursuant to a Spin-Off Agreement (the “Spin-Off Agreement”). Also as of immediately prior to the closing of the Acquisition Transaction and the First Closing, we entered into an Assignment and Assumption Agreement with Tungsten 74 LLC, pursuant to which Tungsten 74 LLC assumed all of our remaining liabilities through the closing of the Acquisition Transaction (the “Assignment and Assumption Agreement”). Accordingly, as of the closing of the Acquisition Transaction and the First Closing, we had no assets or liabilities.

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As a condition of the closing of the Acquisition Transaction, Bionik Canada created a new class of exchangeable shares (the “Exchangeable Shares”), which were issued to the existing common shareholders of Bionik Canada in exchange for all of their outstanding common shares, all of which were cancelled (the “Exchangeable Share Transaction”).

Pursuant to the rights and privileges of the Exchangeable Shares, the holders of such Exchangeable Shares maintain the right to (i) receive dividends equal to, and paid concurrently with, dividends paid by the Company to the holders of Common Stock; (ii) vote, through the Trustee’s voting of the Special Voting Preferred Stock (as defined herein) on all matters that the holders of Common Stock are entitled to vote upon; and (iii) receive shares of Common Stock upon the liquidation or insolvency of the Company upon the redemption of such Exchangeable Shares by Acquireco.

As part of the Exchangeable Share Transaction, we entered into the following agreements, each dated February 26, 2015:

•	Voting and Exchange Trust Agreement (the “Trust Agreement”) with Bionik Canada and Computershare Trust Company of Canada (the “Trustee”); and

•	Support Agreement (the “Support Agreement”) with Acquireco and Bionik Canada.

Pursuant to the terms of the Trust Agreement, the parties created a trust for the benefit of its beneficiaries, which are the holders of the Exchangeable Shares, enabling the Trustee to exercise the voting rights of such holders until such time as they choose to redeem their Exchangeable Shares for shares of the common stock of the Company, and allowing the Trustee to hold certain exchange rights in respect of the Exchangeable Shares.

As a condition of the Trust Agreement and prior to the execution thereof, we filed a Certificate of Designation with the Delaware Secretary of State, effective February 20, 2015, designating a class of our preferred shares as The Special Voting Preferred Stock (the “Special Voting Preferred Stock”) and issued one share of The Special Voting Preferred Stock to the Trustee.

The Special Voting Preferred Stock entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares outstanding on a one-for-one basis during the term of the Trust Agreement. The Trust Agreement further sets out the terms and conditions under which holders of the Exchangeable Shares are entitled to instruct the Trustee as to how to vote during any stockholder meetings of our company.

Pursuant to the terms of the Trust Agreement, we granted the Trustee the right to require our Company to purchase the Exchangeable Shares from any beneficiary upon the occurrence of certain events including in the event that we are bankrupt, insolvent or our business is wound up. The Trust Agreement continues to remain in force until the earliest of the following events: (i) no outstanding Exchangeable Shares are held by any beneficiary under the Trust Agreement; and (ii) each of Bionik Canada and us elects to terminate the Trust Agreement in writing and the termination is approved by the beneficiaries.

Pursuant to the terms of the Support Agreement, we agreed to certain covenants while the Exchangeable Shares were outstanding, including: (i) not to declare or pay any dividends on our common stock unless simultaneously declaring the equivalent dividend for the holders of the Exchangeable Shares, (ii) advising Bionik Canada in advance of any dividend declaration by our company, (iii) ensure that the record date for any dividend or other distribution declared on the shares of the Company is not less than seven days after the declaration date of such dividend or other distribution; (iv) taking all actions reasonably necessary to enable Bionik Canada to pay and otherwise perform its obligations with respect to the issued and outstanding Exchangeable Shares, (iv) to ensure that shares of the Company are delivered to holders of Exchangeable Shares upon exercise of certain redemption rights set out in the agreement and in the rights and restrictions of the Exchangeable Shares, and (v) reserving for issuance and keeping available from our authorized common stock such number of shares as may be equal to: (A) the number of Exchangeable Shares issued and outstanding from time to time; and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares from time to time.

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The Support Agreement also outlines certain restrictions on our ability to issue any dividends, rights, options or warrants to all or substantially all of our stockholders during the term of the agreement unless the economic equivalent is provided to the holders of Exchangeable Shares. The Support Agreement is governed by the laws of the Province of Ontario.

Concurrently with the closing of the Acquisition Transaction and in contemplation of the Acquisition Transaction, we sold 7,735,750 units (the “Units”) for gross proceeds of $6,188,600 (including $500,000 of outstanding bridge loans converted into Units at the offering price) at a purchase price of $0.80 per Unit (the “Purchase Price”) in a private placement offering (the “Offering”). Each Unit consists of one share of common stock, par value $0.001 per share (the “Common Stock”) and a warrant (the “Warrant”) to purchase one share of Common Stock at an initial exercise price of $1.40 per share (the “Warrant Shares”).

The Offering was being offered with a minimum offering amount of $6,000,000 (the “Minimum Offering Amount”) and up to a maximum offering amount of $12,800,000 (subject to an up-to $2,600,000 overallotment option). Once the Minimum Offering amount was reached and held in escrow and other conditions to closing were satisfied (including the simultaneous closing of the Acquisition Transaction), the Company and the placement agent were able to conduct a first closing (the “First Closing”). Pursuant to the terms of a Registration Rights Agreement, we have agreed to file a registration statement on Form S-1 (or any other applicable form exclusively for the Offering) (the “Registration Statement”) registering for resale under the Securities Act all of the shares of Common Stock sold in the Offering and Warrant Shares underlying the Warrants within ninety days after the First Closing and we have agreed to use our commercially reasonable best efforts to cause such registration statement to become effective within one hundred eighty days of the First Closing. As a result of the Offering, after payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, we received net proceeds of approximately $5,383,734 at the First Closing, including the $500,000 in bridge loans we previously received that were taken into account as part of the Minimum Offering Amount. In addition, the placement agent is entitled to 10% warrant coverage for all Units sold in the Offering, which we intend to issue upon the last closing of the Offering for all Units sold in the Offering. The warrants will be exercisable at $0.80 per share for a period of 4 years.

As of the Acquisition Transaction and the First Closing, an aggregate of 90,575,126 shares of our Common Stock were deemed cancelled, of which 90,207,241 were held by our former Chief Executive Officer and current Senior Vice President.

Immediately following the Acquisition Transaction, the Exchangeable Share Transaction and the First Closing, there were 63,735,750 shares of our common stock and equivalents issued and outstanding of which 6,000,000 were held by existing stockholders, 7,735,750 were held by the investors in the Offering and Bionik Canada shareholders held an equivalent of 50,000,000 shares of our common stock through their ownership of 100% of the Exchangeable Shares.

On March 27, 2015, we sold to accredited investors in a second closing, 1,212,500 Units for gross proceeds of $970,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other Offering expenses such as legal and accounting expenses, we received net proceeds of $828,900.

On March 31, 2015, we sold to accredited investors in a third closing of the Offering, 891,250 Units for gross proceeds of $713,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, we received net proceeds of $615,902.

On April 21, 2015, we sold to accredited investors in a fourth closing of the Offering, 3,115,000 Units for gross proceeds of $2,492,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, we received net proceeds of $2,153,040.

On May 27, 2015, we sold to accredited investors in a fifth closing of the Offering, 1,418,750 Units for gross proceeds of $1,135,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, we received net proceeds of $987,400.

Through May 27, 2015, we have raised in the Offering aggregate gross proceeds of $11,498,600. As a result, our pre-Acquisition Transaction stockholders hold approximately 8.5% of our issued and outstanding shares of Common Stock, the former stockholders of Bionik Canada hold the right to approximately 71.1% of our issued and outstanding shares of Common Stock through their ownership of 100% of the Exchangeable Shares, and the investors in the Offering hold approximately 20.4% of our issued and outstanding shares of Common Stock. On May 25, 2015, our Board of Directors authorized an extension to the termination date of the Offering to June 30, 2015.

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Product Pipeline

ARKE

The ARKE is a robotic lower body exoskeleton designed to help wheelchair bound individuals suffering from spinal cord injuries, strokes and other mobility disabilities restore proper gait and walk again during the rehabilitation process. We expect that the ARKE and similar competing products will complement or replace existing rehabilitation methods by giving the patient control and increasing feedback during the rehabilitation process. Further, being able to walk during rehabilitation potentially reduces bone density loss, muscle atrophy, secondary illness and the frequency of re-hospitalization, while potentially helping to increase blood flow and nutrient delivery throughout the body.

We believe that the ideal candidate for the ARKE rehabilitation therapy is a level T6 spinal cord injury patient with paralysis below the chest but maintains some or all upper body strength and mobility, although we believe any incomplete paraplegic (meaning a paraplegic with some healthy nerves remaining after the spinal cord damage that allows for no more than partial paralysis of hands, arms and upper torso) can benefit from the rehabilitation that the ARKE is expected to provide.

The ARKE uses sensory technology to determine at all times a user’s movements, such as bending forward and weight shifts from side to side. This sensory system allows the exoskeleton to determine precisely the movement required by the user, including when the user wants to walk, stop, sit down or stop.

We have developed the ARKE to be electronically adjustable by a clinician or a rehabilitation specialist to attend to a patient’s specific needs and provide for customized rehabilitation plans. Additionally, the ARKE will have the capability to interface with the provided tablet computer to allow the clinician or a rehabilitation specialist to program, change, edit and select different features within the ARKE system platform, such as selecting or saving a patient’s profile, adjusting the rehabilitation movement speed or walking gait. The tablet interface is designed to allow for the staff to be in close proximity to the user, allowing for them to closely monitor the ARKE at all times during use, making the process safer and more reliable and facilitating post session data analysis.

Stroke rehabilitation and other similar disability rehabilitation programs deal with patients that do not necessarily have spinal cord damage and that may possess the ability to generate some sort of lower-body motion. Accordingly, we intend on developing a version of the ARKE for stroke patients with partial assist, that is expected to allow stroke patients that have restricted or no motion in one or both legs to wear the product and experience normal weight bearing rehabilitation to walk. We anticipate that the ARKE software platform will also be programmed to assist with the rehabilitation of other disabilities in the future such as cerebral palsy, multiple sclerosis and spinal bifida.

We also intend on developing additional accessories for the ARKE that can improve the rehabilitation process along with the clinician’s or rehabilitation specialist’s interaction with the patient. We feel that improving the staff interaction with the patient is an important step forward for the industry and incorporating a tablet interface to the ARKE was our first innovative step in this regard. We intend on improving real time interactions between the staff and the patient that can simulate resistance experienced during the rehabilitation process, as well as improving product controls.

Mobility impairment affects an estimated 10 million people in developed countries, of which there is an estimated 5 million potential ARKE users in those markets. We believe that the ARKE can be used to assist in the rehabilitation of those patients with mobility in their arms for stability.

Early Stage Research Products

The APOLLO and CHRONOS are early stage research and development products.

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The APOLLO is a microprocessor-driven, above the knee prosthetic designed to provide a user with a natural fluidity and walking gait. Through the use of its microprocessor and provisional patent pending magnetic fluid linear dampener to power the knee joint, it is being designed to sense motion and steps, thereby allowing the user to potentially walk naturally by increasing and decreasing the dampening in the knee joint.

Of the approximately 185,000 above the knee amputations in the U.S. annually, we estimate that approximately 60,000 patients could benefit if and when APOLLO is developed by the Company.

CHRONOS is a cloud-based, intelligent patient queuing system with predictive technology, designed to reduce patient waiting time to see health care providers, whether in waiting rooms in hospitals, clinics, private physician practice or otherwise. It is designed to allow patients to check in with their health care provider through their smartphone, allowing them to monitor the number of patients ahead of them along with an estimated wait time so the patient will know approximately when to come back to see their health care provider. We are aiming for CHRONOS to address productivity loss due to long waiting times, which is a frequent complaint of patients visiting their healthcare providers.

CHRONOS targets waiting rooms in hospitals, clinics, private physician practice or otherwise. We estimate that there is a $6.5 billion yearly productivity loss in the U.S. and Canada caused by patients waiting to see their doctors. CHRONOS could reduce this loss by improving on average admittance times and average additional waiting times. We intend on marketing CHRONOS through distribution channels and we have not identified the full market potential or acceptance of such products or other market verticals. We believe that CHRONOS could increase the flow of patients and overall satisfaction rates in the public sector in Canada, and in the private sector in the U.S.

Other Prospective Products

We intend to expand our product offerings and enhance the strength of our Company through, not only internal development, but also strategic and accretive partnerships or acquisitions from time to time.

Competition and Competitive Advantage

The medical technology equipment industry is characterized by strong competition and rapid technological change. There are a number of companies developing technologies that are competitive to our existing and proposed products, many of them, when compared to our Company, having significantly longer operational history and greater financial and other resources.

The ARKE faces competition from companies that are focused on technologies for rehabilitation of patients suffering from spinal cord injuries, stroke and related neurological disabilities. Our competitors that we expect to compete with the ARKE in spinal cord rehabilitation therapies include Rewalk Robotics, Ekso Bionics, and Rex Bionics, each of which sell over-ground, weight bearing exoskeletons. Additionally, Parker Hannifin has announced plans to sell over-ground exoskeletons beginning in 2015. For the stroke market, we are developing an assisted version of the ARKE, which we expect will compete with Cyberdyne’s over-ground exoskeletons and Hocoma, AlterG, Aretech, Ekso Bionics, Parker Hannifin and Reha Technology, who are each selling treadmill-based walking gait therapies.

We believe that the ARKE’s primary advantage over the aforementioned products is that it has been designed to facilitate a selling price, which we believe is more affordable to the market than competing products. When comparing the ARKE to treadmill-based products available to the rehabilitation market, the ARKE has a smaller footprint, uses standard power sources, does not need any special infrastructure and is expected to be more affordable. Importantly, the ARKE is able to mobilize pre or non-ambulatory patients as it is a full weight-bearing product. The ARKE is also expected to be less expensive than competitors in the spinal cord rehabilitation market for over-ground exoskeleton products. Additional advantages include our patented patient profiling system, and 3D trigger point system.

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From inception, our developments and proposed products were focused on the medical market. We believe that we are the company among our competitors with the shortest time to market strategy. For example, Rewalk Robotics was founded in 2001 and launched its product into the home market in 2014, 13 years later. We were founded about 4 years ago and have products in pre-clinical testing. We expect our innovative approach to result in a high quality product at a lower cost of goods.

Our challenge will be achieving rapid market awareness and adoption of our emerging technology in rehabilitation and mobility centers throughout the U.S., Canada and any other market we may enter. Robotic exoskeleton technology and its use in clinical settings is a new and emerging industry and is regulated by medical device regulatory agencies (such as the US Food and Drug Administration). We believe that we will face challenges of increased regulatory scrutiny, possible changes in regulator’s requirements, meeting quality control standards of various government regulators, increased competition in the future based on other new technologies, additional features and customizability, reduced pricing, clinical outcomes and other factors. Our strength in this market will depend on our ability to achieve market acceptance, develop new technologies, develop new products, implement production plans, develop marketing strategies, secure regulatory approvals, secure necessary data for reimbursement, protect our intellectual property and have sufficient funding to meet all these challenges.

The market for the Company’s other prospective products also has competition and is subject to rapid technological change and regulatory requirements. There can be no assurance that the Company will be in a strong position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Failure to maintain and enhance our competitive position could materially adversely affect the business and our prospects.

Market Strategy

The ARKE is designed to be a rehabilitation tool for hospitals and clinics and potentially a personal rehabilitation tool so paraplegics and other walking disabled individuals could benefit from using ARKE at home. We consider the exoskeleton robotic market to consist of two sub-markets:

•	The rehabilitation market for hospitals and clinics; and

•	The home market for personal use.

We are currently completing the safety testing and general proof of concept testing which we began in mid-2013. We have also prepared clinical trial protocols, which will test the product on paraplegic patients and gauge the medical benefits and other parameters. We anticipate receiving clearance within approximately 6 months of completing the clinical trials.

Our initial go-to-market strategy will be the development of hospital and clinic relationships that will allow us to gain acceptance of the technology among experts and patients. We are also seeking a number of government grants in collaboration with various hospitals and clinics to allow us to partially fund trials, research projects and upgrade the ARKE’s technology. We expect to gain traction among the doctors and experts involved in the distribution and buying groups that are established within those selected partner hospitals. We expect to also conduct clinical trials in other countries for the purpose of gaining traction in those markets.

During the first market phase, we may sell or lease at a monthly or other fee structure the ARKE product to hospitals, clinics, distribution companies and/or buying groups that supply those rehabilitation facilities. We are also considering other revenue models.

We intend on developing other market vertical products to introduce to the market. We intend on using a similar commercialization approach for these products as planned for the ARKE.

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Intellectual Property

We use intellectual property developed or acquired, including patents, trade secrets, technical innovations, and various licensing agreements to provide our future growth and to build our competitive position. We have 5 U.S. and international patents pending and 13 U.S. provisional patents. As we continue to expand our intellectual property portfolio, it is critical for us to continue to invest in filing patent applications to protect our technology, inventions, and improvements. However, we can give no assurance that competitors will not infringe on our patent rights or otherwise create similar or non-infringing competing products that are technically patentable in their own right.

Our patents pending are as follows:

Algorithms & Control Systems	Filed US & International

Sensory Technology	Filed US & International

Robotics	Filed US & International

Robotics	Filed US & International

Robotics	Filed US & International

Bionik has also filed 13 provisional patents in the areas of Robotics, Algorithms & Controls Systems, Sensory Technology and Cloud Computing. The provisional patents may not be filed as full patents and new provisional patents may be filed as the technology evolves or changes.

We have and generally plan to continue to enter into non-disclosure, confidentially and intellectual property assignment agreements with all new employees as a condition of employment. In addition, we intend to also generally enter into confidentiality and non-disclosure agreements with consultants, manufacturers’ representatives, distributors, suppliers and others to attempt to limit access to, use and disclosure of our proprietary information.

Research and Development

Our research and development programs are pursued by engineers and scientists employed by us in Toronto on a full-time basis or hired as per diem consultants or through partnerships with industry leaders in manufacturing and design and researchers and academia. We are also working with subcontractors in developing specific components of our technologies. The primary objective of our research and development program is to advance the development of our existing and proposed products, to enhance the commercial value of such products.

For the quarter ended March 31, 2015 and for the periods ended December 31, 2014 and 2013, we incurred $435,671, $1,178,837 and $747,502, respectively, in research and development costs.

Government Regulation

General

Our medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”) and various other federal and state agencies, as well as foreign governmental agencies in Canada, Europe, South America and Asia. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical device products.

In addition to the below, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, to the extent applicable. We will also encounter in the future industry-specific government regulations that would govern our products, if and when developed for commercial use. It may become the case that other regulatory approvals will be required for the design and manufacture of our products and proposed products.

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U.S. Regulation

Under the U.S. Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. The ARKE is expected to be a Class II product (products similar to the ARKE are currently designated as Class II for supervised use). Class II devices require a 510(k) premarket submission to the US FDA. Equivalent agencies in other countries also require similar submissions prior to the device being marketed.

We also are required to establish a suitable and effective quality management system, which establishes controlled processes for our product design, manufacturing, and distribution. We are doing this in compliance with the internationally recognized standard ISO 13485:2013 Quality Management Systems. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. Where possible, we anticipate these factors in our product development processes. These agencies possess the authority to take various administrative and legal actions against us, such as product recalls, product seizures and other civil and criminal sanctions.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Employees

As of the date of this prospectus, we have 15 full-time employees, 1 part-time employee and 3 consultants who are based in our principal executive office located in Toronto, Canada. These employees oversee day-to-day operations of the Company supporting management, engineering, manufacturing, and administration functions of the Company. As required, we also engage consultants to provide services to the Company, including quality assurance and corporate services. We have no unionized employees.

We currently plan to hire approximately 10 additional full-time employees within the next 12 months, whose principal responsibilities will be the support of our research and development, clinical development, production, sales and marketing and business development activities.

We consider relations with our employees to be satisfactory.

Property

Our principal executive office is located in premises of approximately 3,655 square feet at 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9. The facilities have been leased on our behalf by Ryerson University and we receive a subsidy on lease payments to the University. We intend to move to larger premises in the next few months to allow for infrastructure to accommodate our development work based on our current operating plan. We do not own any real estate.

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Legal Proceedings

To the best of our knowledge and believe, there is no litigation pending or threatened by or against us.

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MANAGEMENT

Directors and Executive Officers

As of December 31, 2014, our sole executive officer and directors were as follows:

Name	Position	Age
Austin Kibler	Chief Executive Officer and Director	31
Brian E. Ray	Director	44

Austin Kibler. Mr. Kibler previously served as our Chief Executive Officer and a member of the Board from March 2013. Upon the effectiveness of the Acquisition Transaction, Mr. Kibler resigned as Chief Executive Officer and was appointed to serve as Senior Vice President of the Company. Furthermore, he resigned as a director on March 20, 2015 and as Senior Vice President on April 24, 2015. Mr. Kibler currently serves as the founder and sole member of Crown A Excavating LLC, a Pennsylvania limited liability company.

Brian Ray. Mr. Ray served as a member of the Board from January 2010 through March 20, 2015 and was the Chief Executive Officer from January 2010 until he resigned in March 2013. Mr. Ray currently is a part owner of LR Properties LLC, which is a real-estate investment and development company. Mr. Ray is also a part owner of Baywind Holdings LLC, which owns SofTouch Dental Care LLC. From 1998 to January 2010, Mr. Ray worked as Senior Consultant with Fuld and Company. Prior to that, Mr. Ray owned several small businesses. Mr. Ray holds a Masters of Organizational Behavior and a bachelor’s degree in Psychology and Business Administration from Brigham Young University. He is also a member of the Society of Competitive Intelligence Professionals.

Effective as of the closing of the Acquisition Transaction, Austin Kibler resigned as Chief Executive Officer and was appointed Senior Vice President and Peter Bloch and Michal Prywata were appointed as directors of the Company to fill the vacancies created by an increase of our Board of Directors from two to four members. On the date of the Acquisition Transaction but effective as of March 20, 2015, Thiago Caires and Robert Hariri were appointed to our Board of Directors and Messrs. Kibler and Brian Ray resigned as directors. In addition, effective as of the closing of the Acquisition Transaction, our Board of Directors appointed Peter Bloch to serve as our Chief Executive Officer, and Chairman of the Board of Directors, Michael Prywata to serve as our Chief Operating Officer, Thiago Caires to serve as our Chief Technology Officer and Leslie N. Markow to serve as our Chief Financial Officer, effective immediately upon the closing of the Acquisition Transaction. Mr. Kibler remained as a Senior Vice President at the Company until April 24, 2015, at which time he resigned. Messrs. Bloch, Prywata and Caires and Ms. Markow held similar functions and had the same titles at Bionik Canada prior to the Acquisition Transaction.

Our current officers and directors are as follows:

Name	Position	Age
Peter Bloch	Chief Executive Officer and Chairman of the Board of Directors	55 (1)
Michal Prywata	Chief Operating Officer and Director	23 (1)
Thiago Caires	Chief Technology Officer and Director	27 (1)
Leslie N. Markow	Chief Financial Officer	54 (1)
Robert Hariri	Director	55 (2)
Marc Mathieu	Director	55 (3)

__________

(1)	Effective February 26, 2015, the above individuals were appointed to the roles listed above.
(2)	On February 26, 2015, Robert Hariri was appointed as a Director effective March 20, 2015.

(3) Marc Mathieu was appointed as a Director effective May 12, 2015.

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Peter Bloch: Chief Executive Officer and Chairman of the Board of Directors. Mr. Bloch has served as the Company’s Chief Executive Officer since April 2013 and as Chairman of the Board of Directors since February 2014. From April 2012 to April 2013, Mr. Bloch served as our Chief Financial Officer. Mr. Bloch is a CPA, CA with a track record of building both public and private technology companies, mainly in the life sciences industry. Mr. Bloch currently serves as a Director of HB Agri Products Inc. since February 2014. From January 2008 to February 2009, Mr. Bloch served as the Chief Financial Officer of Just Energy, a public electricity and gas company. Since December 2011, Mr. Bloch has also served as a Director for Walmer Capital Corp. His past 25 years of executive management experience includes serving as Chief Financial Officer and joint interim CEO of Sanofi Canada Inc., the Canadian affiliate of Sanofi, a global healthcare leader; Chief Financial Officer of Intellivax Inc., a biotechnology company which was sold to GlaxoSmithKline for $1.75 billion; founder of Tribute Pharmaceuticals, a specialty pharmaceutical company; and Chief Financial Officer of Gennum Corporation, a public semiconductor company focused on the TV and medical device market. These companies have ranged in size from start-ups to companies with revenues of over $2 billion. In these roles, Mr. Bloch has secured significant funding for both private and public companies, gained experience with initial public offerings and led a number of acquisitions and partnership transactions. We believe Mr. Bloch is qualified to serve as Chairman of the Board of Directors due to his public service experience, experience in the biotechnology and pharmaceuticals industries and his business contacts.

Michal Prywata: Chief Operating Officer and Director. Mr. Prywata is the co-founder of Bionik Canada and has served as our Chief Operating Officer since April 2013 and as a Director since March 2011. Mr. Prywata previously served as our Chief Executive Officer from March 2011 to April 2013. Mr. Prywata studied biomedical engineering at Ryerson University with a focus on electronics and software development for medical products. He has a track record of winning technology showcases and inventing technologies that address significant unmet needs and untapped markets. He has spent the past 5 years with Bionik Canada, managing technological advancements, managing day-to-day operations, and developing concepts into products. In addition, Mr. Prywata, together with Mr. Caires, was responsible for raising and securing initial seed capital – subsequent capital raises were done together with Mr. Bloch. Mr. Prywata is the co-inventor of all current intellectual property of the Company. Mr. Prywata serves as a member of the Board of Directors due to his being a founder of the Company and his current executive position with the Company. We also believe that Mr. Prywata is qualified due to his experience in the medical device industry.

Thiago Caires: Chief Technology Officer and Director. Mr. Caires is the co-founder of Bionik Canada and has served as its chief technical officer since May 2013. He was its President from March 2011 to April 2013, at which time he was appointed Chief Technology Officer. He started his engineering training in Mechatronics at PUC University, Rio de Janeiro, Brazil. Mr. Caires moved to Canada to attend Centennial College where he studied automation and robotics with a focus on robotics and CIM (computer integrated manufacturing). After Centennial College he attended Ryerson University for biomedical engineering where his major focus was on prosthetics. He has a track record of winning technology showcases and inventing technologies that address significant unmet needs and untapped markets. While at Bionik Canada, Mr. Caires was responsible for managing technological advancements and creating the clinical trials strategy for the approvals of its first product. In addition, Mr. Caires, together with Mr. Prywata, was responsible for raising and securing initial seed capital - subsequent capital raises were done together with Mr. Bloch. Mr. Caires is the co-inventor of all of current intellectual property of the Company. Mr. Caires serves as a member-elect of the Board of Directors due to his being a founder of the Company and his current executive position with the Company. We also believe that Mr. Caires is qualified due to his experience in the medical device industry.

Leslie N. Markow: Chief Financial Officer. Ms. Markow has served as the Company’s part-time Chief Financial Officer since September 2014. She is a CPA CA in Canada, a US CPA (Illinois) and Chartered Director. From 2002 to 2004 and since 2010, Ms. Markow has provided outsourced CFO, controller and financial services on a part-time basis to numerous public and private companies. In addition, in 2012-2013, Ms. Markow was the Chief Financial Officer of Stewardship Ontario, a supply chain operator of Blue Box and Orange Drop Programs for industry in the Province of Ontario. In 2010- 2012, Ms. Markow was the Chief Financial Officer of Blue Ocean NutraSciences Inc. (formerly Solutions4CO2 Inc.), a public CO2 solution industrial company. From 2004 to 2010, Ms. Markow was the Director of Client Service for Resources Global Professionals, a Nasdaq-listed global consulting firm. From 1991-2002, she held various positions at SunOpta Inc. a TSX-Nasdaq listed company, which at that time was an industrial technology manufacturer, including as Chief Administrative Officer, Vice-President Regulatory Reporting & Compliance, Chief Financial Officer and Vice-President–Finance and Controller. Ms. Markow started her career in 1983 with predecessors of PricewaterhouseCoopers, ultimately holding a position as Senior Audit Manager in 1991 when she moved to SunOpta Inc. Ms. Markow is a member of the Board of Directors and Chairperson of the Audit Committee of Jemtec Inc., a Canadian public company that sells monitoring hardware and software. She also is a member of Financial Executives Canada, where she is a past National Board Director, Toronto Board Director, Toronto Chapter President and the winner of the Toronto Leadership Award, and is a faculty member of The Directors College, which is a joint venture of McMaster University and The Conference Board of Canada.

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Dr. Robert Hariri: Director. Dr. Robert (Bob) Hariri is a surgeon, biomedical scientist and highly successful serial entrepreneur in two technology sectors: biomedicine and aerospace. The Chairman, Founder, Chief Scientific Officer, and former Chief Executive Officer of Celgene Cellular Therapeutics, one of the world’s largest human cellular therapeutics companies, Dr. Hariri has pioneered the use of stem cells to treat a range of life threatening diseases and has made transformative contributions in the field of tissue engineering. His activities and experience includes academic neurosurgeon at Cornell, businessman, military surgeon and aviator and aerospace innovator. Dr. Hariri has over 90 issued and pending patents, has authored over 100 published chapters, articles and abstracts and is most recognized for his discovery of pluripotent stem cells from the placenta and as a member of the team which discovered the physiological activities of TNF (tumor necrosis factor). Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, The Fred J. Epstein Lifetime Achievement Award and has received numerous other honors for his many contributions to biomedicine and aviation. Dr. Hariri also serves on numerous Boards of Directors including Myos Corporation and Provista Diagnostics. Dr. Hariri is an Adjunct Associate Professor of Pathology at the Mount Sinai School of Medicine and a member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons, and is a member of the scientific advisory board for the Archon X PRIZE for Genomics, which is awarded by the X PRIZE Foundation. Dr. Hariri is also a Trustee of the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor Chris Christie. Dr. Hariri is also a member of the Board of Trustees of the J. Craig Venter Institute. A jet-rated commercial pilot with thousands of hours of flight time in over 60 different military and civilian aircraft, Dr. Hariri has also produced several feature films as well as documentaries on global societal issues. We believe Dr. Hariri is qualified to serve as a Director due to his public service experience, experience in the biotechnology and pharmaceuticals industries and his business contacts.

Marc Mathieu: Director. Mr. Mathieu has been Senior Vice President of Global Marketing at Unilever since April 2011, where he is responsible for the development of Unilever’s global marketing strategy. Mr. Mathieu has also overseen the implementation of pivotal programs such as Project Sunlight, the first Unilever brand consumer initiative to motivate millions of people to adopt more sustainable lifestyles, and The Unilever Foundry, a platform that provides a single entry-point for innovative start-ups seeking to partner with Unilever. Since January 2011, Mr. Mathieu has been the Chairman and Co-founder of We&Co, a social app for People who provide and enjoy great service. From January 2009 through August 2011, Mr. Mathieu founded and was principal of the strategic brand consultancy, BeDo, which worked to build brands with purpose and fuse marketing and sustainability agendas. From 1996 through 2008, Mr. Mathieu held various positions at Coca-Cola, culminating in Senior Vice President Global Brand Marketing. He sits on the Advisory Panel of the Guardian Digital and Media network and writes for Marketing Week magazine. He is a regular conference and keynote speaker on themes such as the Future of Marketing. Mr. Mathieu has a passion for theatre and sits on the Board of Directors for the Almeida Theatre and Punchdrunk. We believe Mr. Mathieu is qualified to serve as a member of the Board of Directors due to his marketing experience.

There are no family relationships among any of our current or proposed officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the Commission.

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Arrangements between Officers and Directors

On March 6, 2013, AAK Ventures, LLC, a Delaware limited liability company controlled by Austin Kibler, purchased 93.44% of our issued and outstanding common stock held by certain holders of our common stock. Pursuant to the terms of this change in control of the Company, Brian Ray and John Lundgreen resigned all positions with the Company except Brian Ray remaining as a Director and Austin Kibler was appointed to serve as our Chief Executive Officer and Director. We filed a current report on Form 8-K on March 12, 2013 with the SEC giving notice of the change in control.

As of February 26, 2015, as part of the Acquisition Transaction, the Company spun off Strategic Dental Alliance, Inc., a Colorado corporation, a wholly-owned subsidiary of the Company and, until the Acquisition Transaction, the holder of certain of the Company’s assets and liabilities, to Messrs. Brian Ray and John Lundgreen.

As of February 26, 2015, as part of the Acquisition Transaction and the resignation of Mr. Kibler as our Chief Executive Officer, we cancelled an aggregate of 90,207,241 shares of the Company’s common stock beneficially owned by AAK Ventures, LLC.

In 2014, Olivier Archambaud, a former director of Bionik Canada, received payments and fees of CDN$233,000 for services rendered to Bionik with respect to a capital raise transaction, which he subsequently converted into 247,778 common shares of Bionik Canada at $0.81 ($0.90 CAD) per share. Subsequent to March 31, 2014, one advance amounting to $85,947 was settled by the issuance of 105,555 pre-transaction common shares to Mr. Archambaud.

As of December 31, 2014, we had aggregate advances repayable by Messrs. Prywata and Caires of $44,986 which bear interest at a prescribed rate of 1% and are repayable on demand in Canadian dollars.

At December 31, 2014, there was $4,220 (March 31, 2014- $16,235) owing to Peter Bloch and $5,930 (March 31, 2014 – $Nil) owing to Thiago Caires for sums paid by them on behalf of Bionik Canada for certain of its expenses. Subsequent to December 31, 2014, all of such amounts have been repaid.

In connection with a CDN$250,000 loan obtained by Bionik Canada (which loan has been repaid), Bionik Canada agreed to transfer pre-transaction 83,574 common shares to the lenders. In addition, Messrs. Caires and Prywata also transferred 100,000 pre-transaction common shares to the loan holder and this will be reimbursed by the issuance of 320,000 exchangeable shares to Messrs. Caires and Prywata effective as of the date of the Acquisition Transaction.

In order to secure the initial funding of Bionik Canada and to attract key personnel, Messrs. Prywata and Caires, for the benefit of the company, transferred to treasury and to third party individuals an aggregate of 4,816,667 common shares of Bionik Canada beneficially owned by them as co-founders. As a result of the Exchangeable Share Transaction, such transferred shares would represent 15,152,077 Exchangeable Shares.

Other than the above transactions or as otherwise set forth in this Transition Report on Form 10-K, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K. The Company is currently not a subsidiary of any company.

Board of Directors

The above named directors will serve in their capacity as director until our next annual shareholder meeting or until his or her successor is appointed.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than ten (10%) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the principal exchange upon which such securities are traded or quoted. Reporting Persons are also required to furnish copies of such reports filed pursuant to Section 16(a) of the Exchange Act with the Company.

Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than (a) Mr. Kibler, who did not file a Form 3 disclosing the acquisition of certain shares beneficial owned by him or (b) Mr. Ray, who did not file a Form 4 disclosing the disposition of certain shares owned by him, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner in 2014.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to, among other persons, our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Business Conduct and Ethics is available on our website www.bioniklabs.com.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board of Directors, which is comprised of Peter Bloch, Michal Prywata, Thiago Caires, Robert Hariri and Marc Mathieu.

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors.

Our board of directors does not currently have any committees, such as an audit committee or a compensation committee. However, the board of directors may establish such committees in the future, and will establish an audit committee and a compensation committee (and any other committees that are required) if the Company seeks to be listed on a national securities exchange.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

•	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things compensation for board or board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•	The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

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•	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, Dr. Hariri and Mr. Mathieu are considered independent directors.

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EXECUTIVE COMPENSATION

The following table set forth certain information as to the compensation paid to the executive officers of Bionik Canada during the transition period ended December 31, 2014, which is referred to in the table as “2014T,” and the fiscal years ended March 31, 2014 and 2013.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Peter Bloch (2)	2014T	$100,491	–	–	–	(3)	–	$80,000	$180,491
Chief Executive	2014	–	–	–	–		–	$169,996	$169,996
Officer	2013	–	–	–	–		–	$73,424	$73,424

Michael Prywata	2014T	$145,460	–	–	–	(3)	–	–	$145,460
Chief Operating	2014	$157,650	–	–	–		–	–	$157,650
Officer	2013	$51,362	–	–	–		–	–	$51,362

Thiago Caires	2014T	$145,491	–	–	–	(3)	–	–	$145,491
Chief Technology	2014	$157,650	–	–	–		–	–	$157,650
Officer	2013	$51,362		–	–		–	–	$51,362

Leslie N. Markow (4)	2014T	$32,134	–	–	–		–	–	$32,134
Chief Financial	2014	–	–	–	–		–	–	–
Officer	2013	–	–	–	–		–	–	–

Austin Kibler	2014T	–	–	–	–		–	–	–
Former CEO and	2014	–	–	–	–		–	–	–
Senior Vice President	2013	–	–	–	–		–	–	–

__________

(1)	See Item 10 above for information on the dates in which the named executive officers served as such on behalf of the Company.
(2)	Mr. Bloch was a consultant to Bionik Canada until August 2014. His consulting income is reflected under All Other Compensation in the table.
(3)

On July 1, 2014, the Company issued 990,864 options to Messrs. Bloch, Prywata and Caires at an exercise price of $0.23 with a term of 7 years which vest on May 27, 2015. On February 26, 2015, as a result of the Acquisition Transaction, the options were revalued. The fair value of the options for each executive is $419,829 for a total of $1,259,487 which has not yet been expensed as the options do not vest until May 27, 2015. See “Outstanding Equity Awards” below for additional information on options granted to the named executive officers during the transition period but subject to the successful consummation of the Acquisition Transaction.

(4)	Ms. Markow was hired by Bionik Canada on September 3, 2014.

Our independent directors each receive an annual cash payment of $12,000 plus $1,600 per Board meeting attended, as well as reimbursement for expenses incurred by them in connection with attending board meetings. They also are eligible for stock option grants.

Outstanding Equity Awards

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2014.

42

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested as of 12/31/14 ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Peter Bloch	-	-	-	-	-	-	-	-	-
Michal Prywata	-	-	-	-	-	-	-	-	-
Thiago Caires	-	-	-	-	-	-	-	-	-
Leslie Markow	-	-	-	-	-	-	-	-	-
Austin Kibler	-	-	-	-	-	-	-	-	-

On July 1, 2014, Bionik Canada issued 2,972,592 options (adjusted for post-Acquisition Transaction) equally split between Messrs. Bloch, Prywata and Caires, at an exercise price of $0.23 with a term of 7 years, which vest May 27, 2015. All of such options were issued subject to and contingent on the successful consummation of the Offering and the Acquisition Transaction, which took place on February 26, 2015. Accordingly, such options are not deemed to be awarded until February 26, 2015.

On February 17, 2015, the Company issued 141,569 options (adjusted for post-Acquisition Transaction) to Ms. Markow and 62,915 options (adjusted for post transaction) to Dr. Hariri at an exercise price of $0.23, that vest one-third immediately and two thirds over the next two anniversary dates with an expiry date of seven years.

On February 25, 2015, 262,904 post-Acquisition Transaction common shares were issued to two former lenders connected with a $241,185 loan received and repaid in fiscal 2013. As part of the consideration for the initial loan, Messrs. Prywata and Caires transferred 314,560 common shares to the lenders. For contributing the common shares to the lenders, the Company intends to reimburse them post-Acquisition Transaction 320,000 common shares, however these shares have not yet been issued.

43

Long-Term Incentive Plans and Awards

Since our incorporation on January 8, 2010 through December 31, 2014, we did not have any long-term incentive plans that provided compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception through December 31, 2014.

Director Compensation

No directors received any compensation as such for the fiscal years ended December 31, 2014 and 2013.

Messrs. Bloch, Prywata and Caires received compensation for their respective services to the Company as set forth above under “Compensation of Executive Officers.”

Employment Agreements

Peter Bloch

Bionik Canada entered into an employment agreement with Peter Bloch on July 7, 2014, to serve as our Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Bloch received an annual base salary of $275,000 per annum since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Bloch’s performance and that of the Company. Mr. Bloch would also be entitled to receive a target annual cash bonus of 50% of base salary.

Mr. Bloch would also be entitled to the vesting of a grant of 990,864 options at $0.23 on May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments.

In the event Mr. Bloch’s employment is terminated as a result of death, Mr. Bloch’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Bloch’s employment is terminated as a result of disability, Mr. Bloch would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Bloch’s employment is terminated by us for cause, Mr. Bloch would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Bloch’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay (salary and bonus) and full benefits, plus one month for each year of service. Furthermore, Mr. Bloch will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Bloch agrees not to compete and solicit with the Company. Mr. Bloch also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Michal Prywata

Bionik Canada entered into an employment agreement with Michal Prywata on July 7, 2014, to serve as our Chief Operating Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Prywata received an annual base salary of $210,000 since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Prywata’s performance and that of the Company.

44

Mr. Prywata would also be entitled to receive a target annual cash bonus of 30% of base salary, and the vesting of a grant of 990,864 options at $0.23 on May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments. Mr. Prywata is further entitled to a cash and option bonus based on a per patent creation basis, as determined by the Board of Directors.

In the event Mr. Prywata’s employment is terminated as a result of death, Mr. Prywata’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Prywata’s employment is terminated as a result of disability, Mr. Prywata would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by us for cause, Mr. Prywata would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay and full benefits, plus one month for each year of service. Furthermore, Mr. Prywata will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Prywata agrees not to compete and solicit with the Company. Mr. Prywata also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Thiago Caires

Bionik Canada entered into an employment agreement with Thiago Caires on July 7, 2014, to serve as our Chief Technology Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Caires received an annual base salary of $210,000 since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Caires’s performance and that of the Company.

Mr. Caires would also be entitled to receive a target annual cash bonus of 30% of base salary, and the vesting of a grant of 990,864 options at $0.23 at May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments. Mr. Caires is further entitled to a cash and option bonus based on a per patent creation basis, as determined by the Board of Directors.

In the event Mr. Caires’s employment is terminated as a result of death, Mr. Caires’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Caires’s employment is terminated as a result of disability, Mr. Caires would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Caires’s employment is terminated by us for cause, Mr. Caires would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

45

In the event Mr. Caires’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay and full benefits, plus one month for each year of service. Furthermore, Mr. Caires will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Caires agrees not to compete and solicit with the Company. Mr. Caires also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Leslie N. Markow

Bionik Canada entered into an employment agreement with Leslie Markow on September 3, 2014 to serve as our Chief Financial Officer, on a part-time, indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Ms. Markow receives an annual base salary of $105,000 payable semi-monthly in arrears since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Ms. Markow’s performance and that of the Company. Ms. Markow would also be entitled to receive a target annual cash bonus of 30% of base salary, and a grant of options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments.

In the event Ms. Markow’s employment is terminated as a result of death, Ms. Markow’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Ms. Markow’s employment is terminated as a result of disability, Ms. Markow would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by us for cause, Ms. Markow would be entitled to receive her annual salary, benefits and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by us without cause, she would be entitled to receive no more than 9 months’ pay and full benefits. Furthermore Ms. Markow will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Ms. Markow agrees not to compete and solicit with the Company. Ms. Markow also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock as of May 27, 2015 held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of our Common Stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of May 27, 2015 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. The following table assumes 70,373,250 shares are outstanding as of May 27, 2015, consisting of 20,373,250 shares of Common Stock and 50,000,000 Common Stock equivalents through the Exchangeable Shares.

The percentages below assume the exchange by all of the holders of Exchangeable Shares of Bionik Canada for an equal number of shares of our Common Stock in accordance with the terms of the Exchangeable Shares. Unless otherwise indicated, the address of each beneficial holder of or Common Stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
Peter Bloch (1)(2)	7,210,384	10.10%
Michal Prywata (1)(3)	8,697,976	12.19%
Thiago Caires (1)(4)	8,697,976	12.19%
Olivier Archambaud (1)	6,581,630	9.35%
Leslie N. Markow (1)(5)	47,187	*
Robert Hariri (6)	145,971	*
Marc Mathieu	–	–
All directors and executive officers as a group (6 persons)	24,799,494	33.78%

__________

* Less than 1%

(1)	Such shares will initially be held as Exchangeable Shares for tax purposes. The Exchangeable Shares have the following attributes, among others:
•	Be, as nearly as practicable, the economic equivalent of the Common Stock as of the consummation of the Acquisition Transaction;
•	Have dividend entitlements and other attributes corresponding to the Common Stock;
•	Be exchangeable, at each holder’s option, for Common Stock; and
•	Upon the direction of our board of directors, be exchanged for Common Stock on the 10 year anniversary of the First Closing, subject to applicable law, unless exchanged earlier upon the occurrence of certain events.

The holders of the Exchangeable Shares, through The Special Voting Preferred Stock, will have voting rights and other attributes corresponding to the Common Stock.

(2)	Includes options to acquire 990,864 Exchangeable Shares.
(3)	Includes options to acquire 990,864 Exchangeable Shares. Does not include approximately 160,000 Exchangeable Shares expected to be issued to Mr. Prywata.

(4)	Includes options to acquire 990,864 Exchangeable Shares. Does not include approximately 160,000 Exchangeable Shares expected to be issued to Mr. Caires.
(5)	Represents options to acquire 47,187 shares of our common stock.
(6)	Includes options to acquire 20,971 shares of our common stock

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2014, in support of the Company’s efforts and cash requirements, it relied on advances from related parties until such time that the Company was able to support its operations or complete a business acquisition or merger. There was no formal written commitment for continued support by related party affiliates. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances were considered temporary in nature and were not formalized by a promissory note.

As of December 31, 2014, the Company had a due from related party balance outstanding with two management employees in the amount of $44,986. The due from related party balance bears interest at 1% and is due upon demand and unsecured.

See also the disclosure under the title “Arrangements between Officers and Directors” above.

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SELLING STOCKHOLDERS

This prospectus relates to the registration of 28,746,500 shares of our common stock, consisting of:

•	14,373,250 shares of our issued and outstanding common stock; and

•	14,373,250 shares of our common stock that may be issued upon the exercise of outstanding warrants.

Each warrant has anti-dilution protection including adjustments to the exercise price, as provided under the terms of such warrant, for stock splits, stock dividends and other similar transactions.

The selling stockholders identified in this prospectus may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Unless otherwise indicated, we believe, based on information supplied by the following persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The information presented in the columns under the heading “Shares Beneficially Owned After Offering” assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares.

Certain selling stockholders set forth in the table of selling stockholders below may be broker-dealers, or affiliates of broker-dealers. Each broker-dealer identified below acquired the securities identified in the table as beneficially owned by it as compensation for placement agent and financial advisory services provided to the Company, and is offering the covered securities in its proprietary capacity. No broker-dealer identified in the selling stockholders table below is acting as a broker-dealer in connection with this offering. Additionally, each selling stockholder identified in the table below as an affiliate of a broker-dealer acquired the securities identified in the table as beneficially owned by it in the ordinary course of its business and not as underwriting compensation in this offering, and at the time such securities were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Unless otherwise indicated, none of the selling stockholders have within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Name of Selling	Number of Shares	Common Stock Offered by the	Shares Beneficially Owned After Offering
Stockholder	Beneficially Owned	Selling Stockholder	Number	Percent
Abrams, Mark		750,000
Andreotti, Paul		25,000
Antico, Steven R.		250,000
Apregan Family Living Trust dto 2/11/98		187,500
Beaumont, Nigel		54,000
Bricker, Adam		50,000
Brickley, Robert J.		131,250
Bridges, Bob		62,500
Cloyd, Richard A.		250,000
Dell'Aera, Mario		1,250,000
Dennis Abbott IRA		187,500
Dotson, Robert		62,500
Dronenburg, Jr., Ernest		100,000
Factor, Seth		50,000
Fahey, Michael		125,000
Fisher, Patricia		25,000
Freeman, Hank		125,000
Fried, Arno Harris		500,000
Giordano, Nicholas P.		250,000
Goodson, Michael D.		60,000
Gray, Jr. Donny		50,000
Hayden, Christopher		50,000
Herbranson, Dale E.		35,000
Huykman, Richard B.		175,000
Ide, Gary		125,000
Koncsics, Thomas M.		475,000
Laband, Alistair		250,000
Lew, Steven		62,500
Lipson, Adam		375,000
Lisser, Anna		100,000
Lutze, Michael		375,000
McGarr, Samuel		250,000
McGee, Larry		62,500
McLoughlin, Mick		1,170,000
Painter, Adam		62,500
Pazdro, Steven G.		250,000
Richards, Donald J.		125,000
Robert G. Moroney, Jr. IRA		125,000
Root, Sherwin		25,000
Scherer, Martin		250,000
Scott, Duncan		375,000
Shappard, Richard A.		250,000
Simon, Michael & Mary		87,500
Susan A. Izard IRA		62,500
Sweeney, David		20,000
Takada, Hideo		375,000
Tam, John L.		60,000
Thomas, Mark A.		50,000
Ufheil, David		125,000
Ufheil, David & Susan JT		125,000
Umansky, George		40,000
Uttley, Adam		120,000
Weiss, Brian		125,000
Whalen, Dennis T.		250,000
White, IRA Orville A.		250,000

49

Bennett, Kirk	6,250
FACA Management Trust	125,000
Bunker, Jeffrey	375,000
Andrew M. Ciora and Michelle A. Ciora Revocable Trust	25,000
Cole, Jeffery	250,000
FRX Bionik, LLC	200,000
Georgek, Gregory	437,500
Hall, David B.	200,000
Hariri, Robert J.	250,000
JW Opportunities Fund, LLC	75,000
JW Partners, LP	300,000
Kaminetsky, Jed	125,000
McKracken, Mark	187,500
Paul, Patrick	625,000
Perspecta Trust, LLC	250,000
Pratt, Alfred	125,000
Scheck, Clifford	5,000
Ann Silvestri GS Irrevocable Trust	625,000
Silvestri. John P.	625,000
Talwar, Mahesh	250,000
Lifestyle Healthcare LLC	1,250,000
Fitzgibbons, Shawn	25,000
Mills, Christian	375,000
Paul, Patrick	1,250,000
Helicopter Express, Inc.	400,000
OceanAir Environmental LLC	250,000
Boulus, Michael	50,000
Breen, David J.	250,000
Soles, Robert	125,000
Umansky, Morris	120,000
Weinman, Kristian & Sharon	62,500
Cohen, Gerald D.	125,000
Fuchs, Martin	77,500
Jindal, Gorav	100,000
Robert G Moroney IRA	62,500
Alsberg, Charles	250,000
Carr, Walter Lee	250,000
Kasten, Donald	62,500
Schaffer, Don	62,500
Spence, Chris	250,000
Aldrich, Ellen Anita	62,500
Bouch, Clive	125,000
Braverman, Herbert	25,000
Casey, Rupert	250,000
Cummins, Jonathan	25,000
Cunningham, Scott	50,000
Defries, Graham	200,000
Donohue, James	250,000
Favre, Donald	125,000
Gan, Wah Meng	17,500
Golden, Richard J.	250,000
Greenberg, Mark	250,000
Herndon, Mark	125,000
Hinkle, Donald	25,000
Latimer, Gordon	250,000
Little, James	250,000
MacKenzie, Kevin	250,000
Moroney, Kathleen IRA	62,500
Moroney, Richard	62,500
Moroney, Ryan IRA	62,500
Pankowski, Joseph	25,000
Pazdro, Steven	287,500
Prasad, Joseph	10,000
Quackenbush, Michael	125,000
Rey Family Trust	250,000
Richards, Donald	250,000
Shaer, Steve	250,000
Thibault, Daniel	125,000
Tierney, John	250,000
Wakil, Salman	125,000
Abrams, Kristine	250,000
Barone, Charles	250,000
Chittick, John	62,500
Freyne, James	80,000
Friedman, Greg & Susan	25,000
George Umansky IRA	40,000
Hart, Maureen & Allen	40,000
Pins, Judson	62,500
Richard Huyman IRA	75,000
Semple, Bob	250,000
West, Andrew	125,000
Whelan, Dennis & Linda	250,000
Kristian Weinman Roth IRA	1,110,000
Mulukutla, Ramakrisana	50,000

50

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as Exhibits 3.1 and 3.2 of the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of May 27, 2015, there were 20,373,250 shares of Common Stock issued and outstanding, and 50,000,000 Exchangeable Shares which have rights (including voting rights) substantially identical to the Common Stock. Of the shares of Common Stock issued and outstanding, approximately 14,373,250 of such shares are restricted shares under the Securities Act. There is currently one share of The Special Voting Preferred Stock issued and outstanding held by one holder of record, which is the Trustee in accordance with the terms of the Trust Agreement. None of these restricted shares are eligible for resale absent registration or an exemption from registration under the Securities Act. As of the date hereof, the exemption from registration provided by Rule 144 under the Securities Act is not available for these shares pursuant to Rule 144(i).

Common Stock

Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Delaware law. The stockholders will not have pre-emptive rights under our Certificate of Incorporation to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption rights and will carry no subscription or conversion rights. In the event of liquidation of the Company, the stockholders will be entitled to share in corporate assets on a pro rata basis after the Company satisfies all liabilities and after provision is made for each class of capital stock having preference over the Common Stock (if any). Subject to the laws of the State of Delaware, if any, of the holders of any outstanding series of preferred stock, the Board of Directors will determine, in their discretion, to declare dividends advisable and payable to the holders of outstanding shares of Common Stock. Shares of our Common Stock are subject to transfer restrictions.

Blank-Check Preferred Stock

The Company is currently authorized to issue up to 10,000,000 shares of blank check preferred stock, $0.001 par value per share, of which one share has currently been designated as The Special Voting Preferred Stock (as described below). The Board of Directors has the discretion to issue shares of preferred stock in series and, by filing a Preferred Stock Designation or similar instrument with the Delaware Secretary of State, to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such Series and the qualifications, limitations and restrictions thereof.

Special Voting Preferred Stock

The Board authorized the designation of a class of The Special Voting Preferred Stock, with the rights and preferences specified below. For purposes of deferring Canadian tax liabilities that would be incurred by certain of our shareholders, Bionik Canada and its shareholders entered into a transaction pursuant to which the Bionik Canada shareholders, who would have otherwise received shares of common stock of the Company pursuant to the Acquisition Transaction, would receive instead newly issued shares of Bionik Canada that are exchangeable into shares of Common Stock at the same ratio as if the shareholders exchanged their common shares at the consummation of the Acquisition Transaction (the “Exchangeable Shares”). The right to vote the Common Stock equivalent of such Exchangeable Shares shall be conducted by the vote of The Special Voting Preferred Stock issued to the Trustee.

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In that regard, the Company has designated one share of preferred stock as The Special Voting Preferred Stock with a par value of $0.001 per share. The rights and preferences of The Special Voting Preferred Stock consist of the following:

•	The right to vote in all circumstances in which the Common Stock have the right to vote, with the Common Stock as one class;

•	The Special Voting Preferred Stock entitles the holder (the Trustee) to an aggregate number of votes equal to the number of shares of Common Stock that are issuable to the holders of the outstanding Exchangeable Shares;

•	The holder of the Special Voting Preferred Stock (and, indirectly, the holders of the Exchangeable Shares) has the same rights as the holders of Common Stock as to notices, reports, financial statements and attendance at all stockholder meetings;

•	No entitlement to dividends;

•	The holder of the Special Voting Preferred Stock is entitled to a total sum of $1.00 upon windup, dissolution or liquidation of the Company; and

•	The Company may cancel The Special Voting Preferred Stock when there are no Exchangeable Shares outstanding and no option or other commitment of Bionik Canada, which could require Bionik Canada to issue more Exchangeable Shares.

As set forth above, the holders of the Exchangeable Shares, through The Special Voting Preferred Stock, have voting rights and other attributes corresponding to the Common Stock. The Exchangeable Shares provide an opportunity for Canadian resident holders of Bionik Canada securities to obtain a full deferral of taxable capital gains for Canadian federal income tax purposes in specified circumstances. Reference is made to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.

Warrants

General Terms. The Warrants issued in connection with the Offering are exercisable for Common Stock at an initial exercise price equal to $1.40 per share. The exercise price and the number of securities issued upon exercise of the Warrants are subject to adjustment in certain cases described below under “Adjustments.”

Exercisability. The Warrants are exercisable upon issuance and may be exercised at any time prior to the fourth anniversary of the date of the First Closing. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

Adjustments. The exercise price and the number of warrant shares purchasable upon the exercise of the Warrants are subject to “weighted average” adjustment for dilutive issuance as well as adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of the Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares Common Stock that might otherwise have been purchased upon the exercise of the Warrants.

Cashless Exercise. The Warrants do not provide for a “cashless” exercise, provided that the shares underlying the Warrants are registered.

52

Redemption. The Warrants may be redeemed by the Company if the VWAP (as defined in the Warrants) of the Common Stock is 200% of the exercise price or more for 20 consecutive trading days, provided there is an effective registration statement covering the Warrant Shares.

Warrant holder Not a Stockholder. The Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of the Company.

The Placement Agent Warrants

The Placement Agent and/or its sub agents conducting the Offering will be granted warrants to purchase 10% of the shares of Common Stock sold in the Offering at an exercise price of $0.80 per share and will receive “piggy-back” and demand registration rights. The Placement Agent’s warrants will be immediately exercisable upon grant and will expire four years after the applicable closing and provide for a cashless exercise right. The Placement Agent’s Warrants are not callable and have a customary weighted average anti-dilution provision.

Transfer Agent and Registrar

VStock Transfer, LLC is the registrar and transfer agent for our shares of common stock. Its address is 150 West 46th Street, 6th Floor, New York, NY 10036; Telephone: (212) 828-8436.

53

PLAN OF DISTRIBUTION

Each selling stockholder of the securities offered hereby and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (or the Securities Act), if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

54

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (or the Exchange Act), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

55

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The consolidated financial statements of the Company at December 31, 2014 and 2013 and for the years then ended appearing in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

56

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Certified Public Accountants	F-2
Balance Sheets as at December 31, 2014 and March 31, 2014	F-3
Statements of Operations and Comprehensive Loss for the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013	F-4
Statements of Changes in Shareholders’ Equity (Deficiency) for the nine month period ended December 31, 2014 and the years ended March 31, 2014 and 2013	F-5
Statements of Cash Flows for the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013	F-6
Notes to Financial Statements	F-7 – F-23

Condensed Consolidated Interim Balance Sheets (Unaudited) as at March 31, 2015 and December 31, 2014	F-24
Condensed Consolidated Interim Statements of Operations and Comprehensive Loss (Unaudited) for the three month periods ended March 31, 2015 and 2014	F-25
Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity (Deficiency) (Unaudited) for the three month period ended March 31, 2015 and 2014	F-26
Condensed Consolidated Interim Statements of Cash Flows (Unaudited) for the three month periods ended March 31, 2015 and 2014	F-27
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)	F-28 – F-37

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bionik Laboratories Inc.

We have audited the accompanying balance sheets of Bionik Laboratories Inc. as of December 31, 2014 and March 31, 2014, and the related statements of operations and comprehensive loss, changes in shareholders' equity (deficiency) and cash flows for the nine month period ended December 31, 2014 and the years ended March 31, 2014 and 2013. Bionik Laboratories Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits

.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Bionik Laboratories Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Bionik Laboratories Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bionik Laboratories Inc. as of December 31, 2014 and March 31, 2014, and the results of its operations and its cash flows for the nine month period ended December 31, 2014 and the years ended March 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario
May 20, 2015

F-2

Bionik Laboratories Inc.
Balance Sheets
(Amounts expressed in US Dollars)

	As at	As at
	December 31, 2014	March 31, 2014
	$	$
Assets
Current
Cash and cash equivalents	209,933	3,482
Prepaid expenses and other receivables (Note 3)	81,130	505,787
Due from related parties (Note 7)	44,986	-
Total Current Assets	336,049	509,269
Equipment (Note 4)	77,922	6,752
Total Assets	413,971	516,021

Liabilities and Shareholders' Deficiency
Current
Accounts payable (Note 7)	308,947	120,751
Accrued liabilities (Note 7)	155,463	128,739
Convertible secured promissory note (Note 5)	-	119,112
Loans payable (Note 6)	-	772,146
Due to related parties (Note 7)	-	149,899
Total Liabilities	464,410	1,290,647
Shareholders' Equity (Deficiency)
Common shares, no par value, unlimited authorized, 15,810,838 common shares issued and outstanding (March 31, 2014 – 11,641,667) (Note 8)	4,837,844	1,658,585
Contributed surplus	148,349	114,284
Deficit	(5,053,982)	(2,589,235)
Accumulated other comprehensive income	17,350	41,740
Total Shareholders' Equity (Deficiency)	(50,439)	(774,626)
Total Liabilities and Shareholders' Equity (Deficiency)	413,971	516,021

Contingencies (Note 10)

Subsequent Events (Note 13)

Approved by the Board

“Peter Bloch”	Director

“Michal Prywata”	Director

The accompanying notes are an integral part of these financial statements

F-3

Bionik Laboratories Inc.
Statements of Operations and Comprehensive Loss
for the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013
(Amounts expressed in US Dollars)

	9 month periods ended		Years ended
	December 31, 2014	December 31, 2013 (unaudited)	March 31, 2014	March 31, 2013
	$	$	$	$
Expenses
Research and development	1,178,837	747,502	937,426	637,661
Professional and consulting fees	601,491	407,941	574,875	250,943
General and administrative (Note 8(iii))	549,947	205,248	302,353	345,293
Imputed interest expense (Notes 5 & 6)	27,677	55,647	101,985	7,282
Interest expense	6,212	10,868	28,629	-
Depreciation (Note 4)	34,036	1,349	1,772	2,330
Other income	(46,026)	-	(495,271)	(306,450)
Stock-based compensation expense (Note 9)	112,573	-	-	-
	(2,464,747)	(1,428,555)	(1,451,769)	(937,059)

Net loss for the period / year	(2,464,747)	(1,428,555)	(1,451,769)	(937,059)

Foreign exchange translation adjustment for the period / year	(24,390)	(553)	18,284	23,013
Net loss and comprehensive loss for the period / year	(2,489,137)	(1,429,108)	(1,433,485)	(914,046)

Loss per share - basic and diluted	(0.16)	(0.12)	(0.12)	(0.09)

Weighted average number of shares outstanding – basic and diluted	15,358,291	11,602,879	11,612,900	10,375,937

The accompanying notes are an integral part of these financial statements

F-4

Bionik Laboratories Inc.
Statements of Changes in Shareholders' Equity (Deficiency)
(Amounts expressed in US Dollars)

					Accumulated Other
	Number of	Common	Contributed		Comprehensive
	Common	Shares	Surplus	Deficit	Income	Total
	Shares	$	$	$	$	$
Balance, April 1, 2012	9,000,000	5	16,238	(200,407)	443	(183,721)
Issuance of common shares for cash	2,525,000	1,486,980	-	-	-	1,486,980
Issuance of common shares for services	200,000	117,192	-	-	-	117,192
Share issue costs	-	(34,583)	-	-	-	(34,583)
Cancellation of common shares issued to founders	(250,000)	-	-	-	-	-
Net loss for the year	-	-	-	(937,059)	-	(937,059)
Foreign currency translation	-	-	-	-	23,013	23,013
Balance, March 31, 2013	11,475,000	1,569,594	16,238	(1,137,466)	23,456	471,822
Issuance of common shares for cash	166,667	96,320	-	-	-	96,320
Share issue costs	-	(7,329)	-	-	-	(7,329)
Relative fair value of options issued and contributed capital from shareholders	-	-	98,046	-	-	98,046
Net loss for the year	-	-	-	(1,451,769)	-	(1,451,769)
Foreign currency translation	-	-	-	-	18,284	18,284
Balance, March 31, 2014	11,641,667	1,658,585	114,284	(2,589,235)	41,740	(774,626)
Issuance of common shares for cash	3,430,756	2,616,062	-	-	-	2,616,062
Share issue costs	-	(11,609)	-	-	-	(11,609)
Shares issued on conversion of loans	321,748	239,746	-	-	-	239,746
Beneficial conversion feature	-	-	27,677	-	-	27,677
Shares issued on exercise of stock options	416,667	335,060	(106,185)	-	-	228,875
Stock compensation expense	-	-	112,573	-	-	112,573
Net loss for the period	-	-	-	(2,464,747)	-	(2,464,747)
Foreign currency translation	-	-	-	-	(24,390)	(24,390)
Balance, December 31, 2014	15,810,838	4,837,844	148,349	(5,053,982)	17,350	(50,439)

The accompanying notes are an integral part of these financial statements

F-5

Bionik Laboratories Inc.
Statements of Cash Flows
for the nine month periods ended December 31, 2014 and 2013 (unaudited) and years ended March 31, 2014 and 2013
(Amounts expressed in US Dollars)

	9 month periods ended		Years ended
	December 31, 2014	December 31, 2013 (unaudited)	March 31, 2014	March 31, 2013
	$	$	$	$
Operating activities
Net loss for the period / year	(2,464,747)	(1,428,555)	(1,451,769)	(937,059)
Adjustment for items not affecting cash
Depreciation of equipment	34,036	1,349	1,772	2,330
Interest	-	-	19,223	-
Imputed interest	27,677	55,647	101,985	7,282
Stock compensation expense	112,573	-	-	117,192
	(2,290,461)	(1,371,559)	(1,328,789)	(810,255)
Changes in non-cash working capital items
Prepaid expenses and other receivables	420,709	393,900	(182,783)	(281,604)
Accounts payable	195,427	116,122	41,261	25,195
Accrued liabilities	34,847	70,407	124,221	(11,238)
Net cash used in operating activities	(1,639,478)	(791,130)	(1,346,090)	(1,077,901)
Investing activities
Acquisition of equipment	(109,316)	(4,557)	-	(8,695)
Net cash used in investing activities	(109,316)	(4,557)	-	(8,695)
Financing activities
Proceeds from issuance of shares, net of issue costs	2,604,453	88,991	147,837	1,393,551
(Repayment of) proceeds from loans payable	(733,293)	482,050	810,553	-
Proceeds from exercise of options	228,875	-	-	-
(Repayment of) proceeds from loans from related parties	(111,357)	84,107	184,594	(117,946)
Net cash provided by financing activities	1,988,678	655,148	1,142,984	1,275,605
Effects of foreign currency exchange rate changes	(33,433)	23,706	(26,652)	29,288
Net increase (decrease) in cash and cash equivalents	206,451	(116,833)	(229,758)	218,297
Cash and cash equivalents, beginning of period / year	3,482	233,240	233,240	14,943
Cash and cash equivalents, end of period / year	209,933	116,407	3,482	233,240
Supplemental information:
Issuance of shares on conversion of loans	239,746	-	-	-
Interest paid	-	-	9,406	-

The accompanying notes are an integral part of these financial statements

F-6

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS

The Company and its Operations

Bionik Laboratories Inc. (the “Company” or “Bionik”) is a Canadian private company incorporated under the Canada Business Corporation Act on March 24, 2011 and domiciled in Ontario, Canada. The Company’s registered head office is located at 483 Bay Street, N105, Toronto, Ontario, M5G 2C9.

The Company is a bioengineering research and development company targeting diseases and injuries that impact human mobility. The Company is working towards its first market ready product, which will be the “ARKE”, a robotic pair of exoskeleton legs to be used for rehabilitation purposes and potentially for day-to-day use as a replacement for a wheelchair.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern, which assumes the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

The Company has not yet realized any revenues from its planned operations. As December 31, 2014 the Company has a working capital deficit of $128,361 (March 31, 2014 - $781,378) and shareholders’ deficit of $50,439 (March 31, 2014 - $774,626), incurred a net loss and comprehensive loss of $2,489,137 for the period ended December 31, 2014 (December 31, 2013 - $1,429,108; year ended March 31, 2014 - $1,433,485; year ended March 31, 2013 - $914,046).  Further, the Company plans to initially categorize the ARKE as a Class I or Class II medical device with the U.S. Food and Drug Administration (“FDA”) and accordingly will be subject to FDA regulations, guidelines and the FDA’s Quality System Regulation (“QSR”) in order to market and sell their product in the U.S. The costs of obtaining the necessary FDA approval and maintaining compliance with the FDA could be significant, see Note 12.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates made by management include: investment tax credit receivable (see note 3) and the valuation allowance for deferred tax assets.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar and its reporting currency is the US dollar. The financial statements have been translated into US dollars in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830. All assets and liabilities with Canadian dollars as functional currency are translated at the exchange rate on the balance sheet date, shareholders' equity and share issuances are translated at the historical rates and the statements of operations and cash flows are translated at the average exchange rate for the year. The resulting translation adjustments are reported under comprehensive income as a separate component of shareholders’ equity (deficiency).

F-7

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Equipment

Equipment is recorded at cost. Depreciation is computed using the declining balance method, over the estimated useful lives of these assets. The costs of improvements that extend the life of equipment are capitalized. All ordinary repair and maintenance costs are expensed as incurred. Equipment is depreciated as follows:

Computers and electronics	50% per annum
Furniture and fixtures	20% per annum
Tools and parts	20% per annum

Revenue Recognition

The Company has yet to recognize any revenue. The Company intends to record revenue when it is realized, or realizable and earned. The Company will consider revenue to be realized, or realizable and earned, when the following revenue recognition requirements are met: persuasive evidence of an arrangement exists; the products or services have been accepted by the customer via delivery or acceptance; the sales price is fixed or determinable; and collectability is reasonably assured.

Government Grant and Input Tax Credit Recoveries

The Company receives certain grant and input tax credit recoveries from the Canadian government in compensation for eligible expenditures. These are presented as other income in the statements of operations and comprehensive loss as they generally relate to a number of the Company’s operating expenses, such as salaries and benefits, research and development and professional and consulting fees. The recoveries are recognized in the corresponding period when it is certain that such grant and input tax credit recoveries will be received.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original terms to maturity of 90 days or less at the date of purchase. For all periods presented cash and cash equivalents consisted entirely of cash.

Research and Development

The Company is engaged in research and development work. Research and development costs are charged as operating expense of the Company as incurred.

Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for the way that public business enterprises report information about operating segments in the Company’s financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s does not have any reportable segments. All of its operations and assets are domiciled in Canada.

F-8

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Income Taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of related assets and liabilities in the period in which such events occur. Such adjustment may have a material impact on Bionik’s income tax provision and results of operations.

Fair Value of Financial Instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts reported in the balance sheets for cash and cash equivalents, other receivables, accounts payable and accrued liabilities, convertible secured promissory note and due to / from related parties approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

F-9

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES – Continued

For the loans payable, the Company believes the carrying value of the loans payable approximates fair value as the interest rates are market rates.

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2014 nor March 31, 2014.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible loans, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants to employees and non-employees in connection with consulting or other services. These options or warrants may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received an immediate charge to income is recognized in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated rate of interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Basic and Diluted Loss Per Share

Basic and diluted loss per share has been determined by dividing the net loss available to shareholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. The diluted weighted average number of shares outstanding is calculated as if all dilutive options had been exercised or vested at the later of the beginning of the reporting period or date of grant, using the treasury stock method. The dilutive effect of convertible loans is reflected in diluted weighted average number of shares using the if-converted method, when there is a dilutive effect.

Loss per common share is computed by dividing the net loss by the weighted average number of shares of common shares outstanding during the period. Common share equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive.

F-10

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Impairment of Long-Lived Assets

The Company follows the ASC Topic 360, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss represented by the difference between its fair value and carrying value, is recognized. When properties are classified as held for sale they are recorded at the lower of the carrying amount or the expected sales price less costs to sell.

Recently Adopted Accounting Pronouncements

“Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements (“ASU 2014-10”) issued in June 2014, ASU 2014-10 eliminated the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 are effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 for its financial statements and accordingly has removed the inception-to-date information.

“Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, (“ASU 2013-2”) issued in February 2013 requires entities to disclose additional information for items reclassified out of accumulated other comprehensive income (“AOCI”). For items reclassified out of AOCI and into net income in their entirety, entities are required to disclose the effect of the reclassification on each affected line item of net income. For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required U.S. GAAP disclosures is required. This information may be provided either in the notes or parenthetically on the face of the statement that reports net income, provided that all the information is disclosed in a single location. However, an entity is prohibited from providing this information parenthetically on the face of the statement that reports net income, if it has items that are not reclassified in their entirety into net income. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of this standard did not have a material impact on the financial statements of the Company.

Recently Issued Accounting Pronouncements

“Income Taxes (Topic - 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists” (“ASU 2013-11”) issued in July 2013 provides guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2013.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early adoption is not permitted. The impact on the Company’s Financial Statements of adopting ASU 2014-09 is being assessed by management.

F-11

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES – Continued

Recently Issued Accounting Pronouncements - continued

On August 27, 2014, the FASB issued a new financial accounting standard on going concern, ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Sub-Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about the organization’s ability to continue as a going concern. The amendments in this Update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The impact on the Company’s Financial Statements of adopting ASU 2014-15 is being assessed by management.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	PREPAID EXPENSES AND OTHER RECEIVABLES

	December 31, 2014	March 31, 2014
	$	$
Prepaid expenses and sundry receivables	18,172	11,700
Prepaid insurance	40,630	-
IRAP Grant receivable (i)	-	63,300
Investment tax credit receivable (ii)	-	408,506
Sales taxes receivable (iii)	22,328	22,281
	81,130	505,787

i)	Industrial Research Assistance Program (“IRAP”) grant receivable is the value of claim receivable from the Government of Canada for recovery of eligible expenditures. The grant proceeds are recognized as ‘Other Income’ in the statements of operations and comprehensive loss, when received.

ii)	Investment tax credit receivable is the estimated Scientific Research and Experimental Development (“SR&ED”) claim receivable from the Government of Canada for input tax credits that are granted on qualifying SR&ED expenditures. The recovery, which was received in November 2014, is recognized as ‘Other Income’ in the statements of operations and comprehensive loss.

iii)	Sales tax receivable represents net harmonized sales taxes (HST) input tax credits receivable from the Government of Canada.

F-12

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

4.	EQUIPMENT

Equipment consists of the following as at December 31, 2014 and March 31, 2014

	December 31, 2014			March 31, 2014
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
	$	$	$	$	$	$
Computers and electronics	77,650	27,438	50,212	-	-	-
Furniture and fixtures	24,909	7,325	17,584	11,194	4,442	6,752
Tools and parts	11,913	1,787	10,126	-	-	-
	114,472	36,550	77,922	11,194	4,442	6,752

Equipment is recorded at cost less accumulated depreciation. Depreciation expense during the nine month period ended December 31, 2014 was $34,036 (December 31, 2013 - $1,349) and during the year ended March 31, 2014 was $1,772 (March 31, 2013 - $2,330).

Equipment is translated to U.S. Dollars using the rate of exchange prevailing at the balance sheet date. There were no disposals and $109,316 in additions during the nine month period ended December 31, 2014 (December 31, 2013 - $4,557). The remaining change in cost from March 31, 2014 to December 31, 2014 is due to foreign exchange translation. During the year ended March 31, 2013 there were $8,695 of additions to equipment.

F-13

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

5.	CONVERTIBLE SECURED PROMISSORY NOTE

On December 8, 2011, the Company received $61,500 CAD from a lender that at the time was non-interest bearing and had no specified terms of repayment. On February 28, 2012 the lender and the Company agreed to the terms of a Convertible Secured Promissory Note, which securitized the previous note plus an additional $60,000 CAD for a total principal amount of $121,500 CAD. The note bears interest at prime plus 1% and matured on the earlier of a qualifying financing event or February 28, 2014. The “qualifying financing event” is defined as an equity financing (including convertible securities) that is completed on or prior to the maturity date where the Company issues securities for aggregate gross proceeds equal to or greater than $1.5 million CAD. The loan was secured by a general security agreement under which the Company pledged, assigned, charged and granted to the lender a security interest in and to the property, assets and undertaking of the Company.

The lender had an option to convert the principal plus accrued interest at a discount of 20% to the share price in the event of a qualifying financing event prior to February 28, 2014. The Company evaluated the conversion option on inception and determined that it was based on a contingent event and accordingly, the option was not valued.

The Company determined that a market interest rate for similar debt would be approximately 10% per annum and accordingly, recognized the note at its present value based on a 10% discount rate, or $105,262, and allocated the discount of $16,238 from the face value of $121,500 to additional paid in capital, which due to achieving parity the USD and CAD amounts were not materially different. The discount of $16,238 was amortized to February 28, 2014 when the note was due to mature. The Company expensed imputed interest of $27,677 and $55,647 during the nine month periods ended December 31, 2014 and 2013, respectively, and $3,939 and $7,282 during the years ended March 31, 2014 and 2013, respectively.

The note matured on February 28, 2014, at this point the conversion option expired and the note became due on demand; however, no repayment was demanded. Upon the occurrence of the April 2014 financing (Note 8(x)) the Company agreed to honor the original conversion option and a beneficial conversion feature of $27,677 was recognized. As the note was due on demand the Company immediately recognized imputed interest of $27,677 in the statements of operations and comprehensive loss for the nine months ended December 31, 2014.

On May 9, 2014, the lender converted the note plus accrued interest in to common shares based on the 20% discount to the $0.81 ($0.90 CAD) per share equity financing that was accomplished in April 2014 and the Company issued these shares in June 2014 (see Note 8(xiii)).

F-14

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

6.	LOANS PAYABLE

As of December 31, 2014 and March 31, 2014, the Company has the following loans:

	December 31, 2014	March 31, 2014
	$	$
a) Lieberman Family Trust
The loan carried interest of 10% per annum and was payable within 90 days of demand or upon successful completion of a capital raise for $2,711,700 (CAD $3 million). Formerly secured by way of partial assignment of the Company’s entitlement to its SR&ED tax credit refund from the Government of Canada for the year ended March 31, 2014.	-	27,141

b) Gaston-Dreyfus Remi
The loan carried interest of 6% per annum and was payable on demand. The loan was secured by a general security agreement on all the assets of the Company.	-	454,729

c) Parvez Patel/Huda
The loan was unsecured, carried interest of 2% per annum and was repayable on demand or successful completion of capital raise for $5,694,570 (CAD $6.3 million).	-	100,766

d) Pope & Co.
The loan carried interest of 10% per annum and was payable within 90 days of demand or upon successful completion of a capital raise for $2,711,700 (CAD $3 million) by no later than June 30, 2014. Formerly secured by way of partial assignment of the Company’s entitlement to its SR&ED tax credit refund from the Government of Canada for the year ended March 31, 2014.	-	189,510

	-	772,146

(a)	During the nine month period ended December 31, 2014, the loan from Lieberman Family Trust and accrued interest thereon was settled in exchange for 33,333 common shares (Note 8(xii)).

(b&c)	During the nine month period ended December 31, 2014, the Company repaid the loan of $452,350 ($500,000 CAD) from Gaston-Dreyfus Remi plus accrued interest and the loan of $99,517 ($110,000 CAD) plus accrued interest from Parvez Patel/Huda (both unrelated parties).

(d)	During the nine month period ended December 31, 2014, the Company repaid loans for $180,940 ($200,000 CAD) plus accrued interest of $12,138 ($13,417 CAD) owing to investors introduced by Pope and Co. As part of this transaction the Company will issue to these lenders 349,522 warrants exercisable into common shares of BLC (Note 13(c)) at an exercise price of $0.23 per share for a period of up to two years.

F-15

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

6.	LOANS PAYABLE – continued

On June 10, 2013, the Company agreed to the terms of a secured loan for $241,185 ($250,000 CAD) that bore interest at 10%, was secured by a general security agreement, and matured on the earlier of June 10, 2014, two days after receiving the 2013 SR&ED claim or within five days of an event of default. Events of default consisted of standard non-payment clauses.

Under the terms of the loan agreement the lenders received an aggregate of 100,000 shares from the personal shareholdings of the founders as well as options to purchase 416,666 common shares. The shares contributed personally by the founders were valued based on the price of the most recent private placement in March 2013 at $0.60 CAD, see Note 8, which at the time of the loan was $0.58 for a fair value of $58,000 ($60,000 CAD). As detailed in Note 9, the fair value of the stock options was $106,185. The fair value of these instruments was then utilized to allocate the proceeds based on the relative fair values of the loan, the contributed shares and the options, resulting in a carrying value of $143,139 for the loan, $63,481 for the options and $34,565 for the shares. The values for the shares as contributed capital and the options aggregating to $98,046 were recognized in contributed surplus.

The loan was repaid on November 15, 2013, and the Company recognized accretion of the full amount of the discount of $98,046 as imputed interest in the statements of operations and comprehensive loss for the year ended March 31, 2014.

7.	RELATED PARTY TRANSACTIONS AND BALANCES

Due from related parties

(a)	As of December 31, 2014, the Company has advances receivable from the Chief Operating Officer (“COO”) and Chief Technology Officer (“CTO”) for $44,986 (March 31, 2014 – $149,899 payable to). These advances are unsecured, bear interest at a rate of 1% based on the Canada Revenue Agency’s prescribed rate for such advances and are payable on demand in Canadian dollars. During the period the Company repaid the loans provided as of March 31, 2014; the Company advanced funds to settle a tax assessment; the Company paid additional salary amounts that had not been made during the period; and, the Company reimbursed $37,837 ($44,000 CAD) related to various out-of-pocket costs they incurred on behalf of the Company, all of which resulted in a net advance of $44,986 as at December 31, 2014.

Issuance of shares to settle due to related party

(b)	During the nine months ended December 31, 2014, one advance amounting to $85,947 ($95,000 CAD) (2013 - $Nil) was settled by issuance of 105,555 common shares to a former director (Note 8(xi)).

Accounts payable and accrued liabilities

(c)	As at December 31, 2014 there is $4,220 (March 31, 2014 - $16,235) owing to the Chief Executive Officer (“CEO”) and $5,930 (March 31, 2014 - $Nil) owing to the CTO, both of which are included in accounts payable.

(d)	As at December 31, 2014 there is $Nil (March 31, 2014 - $48,673) owing to a former director included in accrued liabilities.

F-16

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

8.	CAPITAL STOCK

	Number of Common Shares	Stated Value $
Balance, April 1, 2012 (i)	9,000,000	5
Issued under private placement (ii)	291,667	170,815
Issued on settlement of debt relating to prior period services (iii)	200,000	117,192
Issued under private placement (iv)	895,834	519,420
Cancellation of common stock (v)	(250,000)	-
Issued under private placement (vi)	437,500	256,016
Issued under private placement (vii)	383,333	232,546
Issued under private placement (viii)	516,666	308,183
Share issue costs	-	(34,583)
Balance, March 31, 2013	11,475,000	1,569,594
Issued under private placement (ix)	166,667	96,320
Share issue costs	-	(7,329)
Balance, March 31, 2014	11,641,667	1,658,585
Issued under private placement (x)	3,430,756	2,616,062
Issued on conversion and settlement of debt (xi), (xii), (xiii)	321,748	239,746
Issued on the exercise of options (xiv)	416,667	335,060
Share issue costs (x)	-	(11,609)
Balance December 31, 2014	15,810,838	4,837,844

(i)	The opening balance consists of 7,750,000 common shares issued to its two founders for a consideration of $2, 1,000,000 commons shares issued to two directors and 250,000 common shares to a consultant for a total of 1,250,000 common shares for consideration of $3.

(ii)	In May, 2012, the Company issued through a private placement, 291,667 common shares at a price of $0.59 (0.60 CAD) per share for aggregate gross proceeds of $170,815.

(iii)

In May, 2012, 200,000 common shares valued at $117,192 were issued for settlement of accounts payable relating to services performed in the prior year, which is included in general and administrative expenses for the year ended March 31, 2013.

(iv)	In June, 2012, the Company issued through a private placement, 895,834 common shares at a price of $0.58 (0.60 CAD) per share for aggregate gross proceeds of $519,420.

(v)	In August, 2012, 125,000 common shares each issued to the two founders on March 24, 2011, for a total of 250,000 common shares were cancelled.

(vi)	In September, 2012, the Company issued through a private placement, 437,500 common shares at a price of $0.59 (0.60 CAD) per share for aggregate gross proceeds of $256,016.

(vii)	In December, 2012, the Company issued through a private placement, 383,333 common shares at a price of $0.61 (0.60 CAD) per share for aggregate gross proceeds of $232,546.

(viii)	In March 2013, the Company issued through a private placement, 516,666 common shares at a price of $0.60 (0.60 CAD) per share for aggregate gross proceeds of $308,183. $58,846 of the proceeds were not received as at March 31, 2013 and accordingly are presented as subscriptions receivable on the balance sheet.

F-17

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

8.	CAPITAL STOCK - continued

(ix)	In June, 2013, the Company issued through a private placement, 166,667 common shares at a price of $0.58 ($0.60 CAD) per share for aggregate gross proceeds of $96,320.

(x)	In April, 2014, the Company completed a private placement issuing 3,182,978 common shares at a price of $0.82 ($0.90 CAD) per share for gross proceeds of $2,616,062 ($2,864,680 CAD). A former director of the Company assisted in securing a significant portion of this financing. As a result the Company issued 247,778 common shares as a finder’s fee to this director. The Company also incurred $11,609 in share issue costs related to the transaction.

(xi)	In May 2014, the Company issued 105,555 common shares to a director of the Company in exchange for the settlement of $87,638 ($95,000 CAD) of unsecured debt.

(xii)	In May 2014, the Company issued 33,333 common shares to the Libermann Family Trust in exchange for the settlement of $27,585 ($30,000 CAD) of unsecured debt.

(xiii)	In June, 2014, the Company issued 182,860 common shares on conversion of the convertible secured promissory note (Note 5). The note plus accrued interest totaled $124,523 ($131,659 CAD) and was converted at a 20% discount to the $0.68 ($0.90 CAD) April 2014 private placement.

(xiv)	In June 2014, the Company issued 416,667 common shares for the exercise of stock options. The Company received cash of $228,875 ($250,000 CAD). The value of the options, $106,185, was transferred from contributed surplus to share capital on exercise.

9.	STOCK OPTIONS

The Company has a stock option plan, the purpose of which is to attract, retain and motivate persons connected to the Company, including their directors, officers and employees, and to advance the interests of the Company by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Company.

Options may be granted in respect of authorized and unissued shares, provided that the aggregate number of shares reserved for issuance upon the exercise of all Options granted under the Plan, shall not exceed eight (8%) percent of the issued share capital or such greater number of shares as may be determined by the Board and approved, if required, by the shareholders of the Company and by any applicable stock exchange or other regulatory authority. Optioned shares in respect of which options are not exercised shall be available for subsequent options.

On June 10, 2013, the Company issued 416,667 options to a shareholder. The options vested immediately and have an exercise price of $0.52 ($0.60 CAD) per share and a time to expiration of one year. These options were valued at $106,185. These options were exercised during the year (Note 8(xiv)).

On April 11, 2014 and June 20, 2014 the Company issued 209,000 and 84,000 options to employees and a consultant at an exercise price of $0.52 ($0.60 CAD) and $0.77 ($0.90 CAD), respectively, which all vest one-third on grant date and two thirds equally over the subsequent two years on the anniversary date. These options were valued at $153,348 and $61,142 respectively and have a time to expiration of seven years. During the period ended December 31, 2014, 40,000 of the April issuance were cancelled, which is included in a total of $112,573 that has been recorded as stock-based compensation related to the vesting of these stock options.

On July 1, 2014, the Company issued a further 945,000 options to employees of the Company, at an exercise price of $0.77 ($0.90 CAD), which vest 90 days after the close of a reverse merger transaction with a concurrent private placement raising a minimum of $6,000,000, see Notes 13 (c) to (f). These options were valued at $719,835 and have a time to expiration of seven years.

F-18

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

9.	STOCK OPTIONS - continued

These options were valued using the Black-Scholes option pricing model with the following key assumptions:

Expected life	7 years
Risk free rate	1.59%
Dividend yield	0%
Forfeiture rate	0%
Volatility (based upon similar public companies)	114%

A summary of the Company’s outstanding and exercisable options is as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life
	#	$	(Years)
Outstanding, March 31, 2012 and 2013	-	-	-
Granted during the year	416,667	0.52	-
Outstanding March 31, 2014	416,667	0.52	0.20
Exercised during the period	(416,667)	0.52	-
Granted during the period	1,238,000	0.73	7
Cancelled during the period	(40,000)	0.52	-
Outstanding, December 31, 2014	1,198,000	0.74	6.72

10.	CONTINGENCIES

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

F-19

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

11.	INCOME TAXES

	9 month periods ended	Years ended
	December 31, 2014	March 31, 2014	March 31, 2013
	$	$	$
Components of net loss before income taxes consists of the following:
U.S.	-	-	-
Canada	(2,464,747)	(1,451,769)	(937,059)
	(2,464,747)	(1,451,769)	(937,059)

	2014	2014	2013
	$	$	$
Net loss before recovery of income taxes	(2,464,747)	(1,451,769)	(937,059)

Statutory rate	26.50%	26.50%	26.50%
Expected income tax recovery	(653,158)	(384,719)	(248,321)

Other basis adjustment	(29,109)	(6,966)	(8,576)
Non-deductible expenses	193,305	148,936	(38,493)
Change in valuation allowance	488,962	242,749	295,390
Recovery of income taxes	-	-	-

The components of deferred taxes are as follows:

	2014	2014	2013
	$	$	$
Deferred tax assets
Current
	-	403	-
Valuation allowance	-	(403)	-
	-	-	-
Long-term	$	$	$
Unrealized tax credits	-	19,591	19,721
Property and equipment	36,940	23,985	-
Share issue costs	7,137	6,461	7,228
SR&ED pool	162,350	-	-
Other	18,621	-	-
Net operating losses	812,522	529,889	310,228
Valuation allowance	(1,037,570)	(579,926)	(337,177)
	-	-	-

F-20

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

12.	RISK MANAGEMENT

The Company’s cash balances are maintained in various banks in Canada. Deposits held in banks in Canada are insured up to $100,000 CAD per depositor for each bank by The Canada Deposit Insurance Corporation, a federal crown corporation. Actual balances at times may exceed these limits.

Interest Rate Risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The Company settled its loans payable and convertible secured promissory note; therefore, it retains minimal exposure to fluctuations in the market interest rate. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

Liquidity Risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due. Accounts payable and accrued liabilities are due within the current operating period.

The Company has funded its operations through the issuance of capital stock, convertible debt and loans in addition to grants and investment tax credits received from the Government of Canada.

During the nine months ended December 31, 2014, the Company raised gross proceeds of $2,616,062 from issuances of common shares and raised $228,875 from the exercise of options. The future of the Company is dependent upon its ability to obtain financing and upon achieving profitable operations. Subsequent to period end the Company raised approximately $10,363,000 concurrent with a transaction with Drywave Technologies Inc. (“Drywave”), a U.S public company, see Note 13(c). While the Company has been successful in securing such financing in the past, there is no assurance that it will be able to do so in the future.

Based on management’s assessment of the Company’s cash flow, and the financing completed subsequent to period end (Note 13(c)), management believes the Company has sufficient cash to sustain operations for an additional 12 month period.

13.	SUBSEQUENT EVENTS

(a)	On January 21, 2015, the Company received a $500,000 loan from a third party which bears interest at 5% per annum and is convertible into common shares of the Company should the transaction to raise at least $6,000,000 be completed (Note 13(c)). On February 26, 2015, the transaction was completed and the loan was converted into common shares.

F-21

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

13.	SUBSEQUENT EVENTS – continued

(b)	On February 25, 2015, 262,904 common shares of BLC (Note 13(c)) were issued to two former lenders connected with a $241,185 ($250,000 CAD) loan received and repaid during fiscal 2013. In addition, as part of the consideration for the initial loan the CTO and COO had transferred 100,000 shares to the lenders and a further 83,574 additional common shares of BLC (Note 13(c)). The CTO and COO, will be reimbursed for the shares transferred after giving effect to the exchange ratio for BLC (Note 13(c)).

(c)	On February 26, 2015, the Company (“Bionik Canada”) finalized a Share Exchange Agreement with Bionik Laboratories Corp. (“BLC” formerly known as Drywave Technologies Inc.) whereby Bionik Canada issued 50,000,000 Exchangeable Shares, representing a 3.14 exchange ratio, for 100% of the outstanding common shares of Bionik Canada (the “Acquisition Transaction”). The Exchangeable Shares are exchangeable at the option of the holder, each into one share of common stock of BLC. In addition BLC issued one share of its Special Preferred Voting Stock (the “Special Preferred Share”). Immediately prior to the closing of the Acquisition Transaction, BLC transferred all of the business, properties, assets, operations and liabilities to two former officers and directors of BLC and to a third-party entity such that as of the closing of the Acquisition Transaction there were no assets or liabilities.

After giving effect to the Acquisition Transaction, BLC commenced operations through Bionik Canada which by virtue of the Acquisition Transaction is now a reporting issuer through BLC’s listing on the OTC Pink marketplace.

As a result of the shareholders of Bionik Canada having a controlling interest in BLC subsequent to the Acquisition Transaction, for accounting purposes the Acquisition Transaction does not constitute a business combination. The transaction has been accounted for as a recapitalization of BLC with Bionik Canada being the accounting acquirer even though the legal acquirer is Bionik.

Concurrently with the closing of the Acquisition Transaction on February 26, 2015, BLC issued 7,735,750 units (the “Units”) for gross proceeds of $6,188,600 (the “First Closing”) (including $500,000 of outstanding bridge loans converted into Units at the offering price) at a purchase price of $0.80 per Unit (the “Purchase Price”) in a private placement offering (the “Offering”). Each Unit consists of one common share of BLC, and a warrant to purchase one common share of BLC at an exercise price of $1.40 per share exercisable for 4 years. BLC incurred share issue costs related to the transaction of $848,822 and issued 773,575 broker warrants exercisable at $0.80 for a period of 4 years.

(d)	Immediately following the Acquisition Transaction and the First Closing, 6,000,000 shares of common stock were held by existing BLC stockholders, 7,735,750 shares of common stock were held by the investors in the Offering and Bionik Canada shareholders held an equivalent of 50,000,000 shares of common stock through their ownership of 100% of the Exchangeable Shares which vote alongside the common stock of BLC as a single class through the one issued and outstanding Special Preferred Share.

(e)	On March 27, 2015, BLC issued 1,212,500 Units for gross proceeds of $970,000 to accredited investors in a second closing (the “Second Closing”). Each Unit consisted of one common share of BLC, and a warrant to purchase one common share of BLC at an exercise price of $1.40 per share exercisable for 4 years. BLC incurred share issue costs related to the Second Closing of $141,100 and issued 121,250 broker warrants exercisable at $0.80 for a period of 4 years.

(f)	On March 31, 2015, BLC issued 891,250 Units for gross proceeds of $713,000 to accredited investors in a third closing (the “Third Closing”). Each Unit consisted of one common share of BLC, and a warrant to purchase one common share of BLC at an exercise price of $1.40 per share exercisable for 4 years. BLC incurred share issue costs related to the Third Closing of $97,098 and issued 89,125 broker warrants exercisable at $0.80 for a period of 4 years.

F-22

BIONIK LABORATORIES INC.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

For the nine month periods ended December 31, 2014 and 2013 (unaudited) and the years ended March 31, 2014 and 2013

(Amounts expressed in U.S. Dollars)

13.	SUBSEQUENT EVENTS – continued

(g)	On April 21, 2015, BLC sold to accredited investors a fourth closing of the Offering, 3,115,000 Units for gross proceeds of $2,492,000 at the Purchase Price. Each Unit consisted of one common share of BLC, and a warrant to purchase one common share of BLC at an exercise price of $1.40 per share exercisable for 4 years. BLC incurred share issue costs related to the transaction of $338,960 and issued 311,500 broker warrants exercisable at $0.80 for a period of 4 years.

(h)	On February 17, 2015 BLC issued 100,000 options to a director, employees and a consultant with an exercise price of $0.77 and expiry of seven years. The options vest one third immediately and two thirds over the subsequent two anniversary dates with an expiry of seven years. As a result of the Acquisition Transaction, these options were amended to constitute 314,560 options with an exercise price of $0.23. The fair value of the options, remeasured at the date of the Acquisition Transaction, was $136,613.

(i)	Subsequent to year end the Company lent a third party $150,000 under normal commercial terms. The loan carries an interest rate of 5% payable semi-yearly and is secured to all assets of the Company. The loan is repayable in 18 months.

(j)	Upon the close of the Acquisition Transaction, the condition was met on the 945,000 stock options issued to management of the Company, see Note 9, and accordingly the options will vest 90 days from the close of the Acquisition Transaction. As a result of the Acquisition Transaction, these options were amended to constitute 2,972,592 options with an exercise price of $0.23 and will vest on May 27, 2015. The fair value of the options, remeasured at the date of the Acquisition Transaction, was $1,259,487.

Further, as a result of the Acquisition Transaction, the options issued on April 11, 2014 and June 20, 2014 (Note 9) were amended to constitute 531,606 and 264,230 options of BLC, respectively, with an exercise price of $0.165 and $0.23, respectively. The fair value of the options, remeasured at the date of the Acquisition Transaction, for the 531,606 April issuance and the 264,230 June issuance was $230,930 and $118,957, respectively.

F-23

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets (unaudited)

(Amounts expressed in US Dollars)

	As at	As at
	March 31, 2015	December 31, 2014
	$	$
Assets
Current
Cash and cash equivalents	6,125,108	209,933
Prepaid expenses and other receivables (Note 3)	158,419	81,130
Due from related parties (Note 6)	41,480	44,986
Total Current Assets	6,325,007	336,049
Equipment (Note 4)	100,629	77,922
Total Assets	6,425,636	413,971

Liabilities and Shareholders' Deficiency
Current
Accounts payable (Note 6)	208,785	308,947
Accrued liabilities	332,946	155,463
Total Liabilities	541,731	464,410
Shareholders' Equity (Deficiency)
Preferred Stock, par value $0.001; Authorized - 10,000,000; Special Voting Preferred Stock, authorized, issued and outstanding - 1 (December 31, 2014 – Nil)	-	-
Common Stock, par value $0.001; Authorized - 150,000,000 (December 31, 2014 – 200,000,000); Issued and outstanding – 15,839,500 and 50,000,000 Exchangeable Shares (December 31, 2014 – nil and 49,737,096 Exchangeable Shares) (Note 7)	65,840	49,737
Additional paid in capital	12,076,571	4,936,456
Deficit	(6,300,655)	(5,053,982)
Accumulated other comprehensive income	42,149	17,350
Total Shareholders' Equity (Deficiency)	5,883,905	(50,439)
Total Liabilities and Shareholders' Equity (Deficiency)	6,425,636	413,971

Contingencies (Note 10)

Subsequent Events (Note 12)

The accompanying notes are an integral part of these condensed consolidated interim financial statements

F-24

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

for the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Three months ended
	March 31, 2015	March 31, 2014
	$	$

Expenses
Research and development	435,671	232,032
Professional and consulting fees	261,350	165,302
General and administrative	167,747	95,699
Imputed interest expense (Note 5)	-	45,063
Interest expense	179	17,124
Depreciation (Note 4)	10,412	423
Other income	(323)	(473,162)
Share-based compensation expense (Notes 7(v) and 8)	371,637	-
	(1,246,673)	(82,481)

Net loss for the period	(1,246,673)	(82,481)
Foreign exchange translation adjustment for the period	24,779	18,837
Net loss and comprehensive loss for the period	(1,221,894)	(63,644)

Loss per share - basic and diluted	(0.02)	(0.00)

Weighted average number of shares outstanding	52,726,746	36,621,885

The accompanying notes are an integral part of these condensed consolidated interim financial statements

F-25

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Changes in Shareholders’ (Deficiency) Equity (Unaudited)

(Amounts expressed in US Dollars)

	Special voting preferred shares		Common shares
	Shares	Amount	Shares	Amount	Additional Paid In Capital	Deficit	Accumulated Other Comprehensive Income	Total
		$		$	$	$	$	$
Recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree as at January 1, 2014	1	-	36,621,885	36,622	1,736,247	(2,506,754)	22,903	(710,982)
Net loss for the period	-	-	-	-	-	(82,481)	-	(82,481)
Foreign currency translation	-	-	-	-	-	-	18,837	18,837
Balance, March 31, 2014	1	-	36,621,885	36,622	1,736,247	(2,589,235)	41,740	(774,626)
Issuance of common shares for cash	-	-	10,792,335	10,792	2,605,270	-	-	2,616,062
Share issue costs	-	-	-	-	(11,609)	-	-	(11,609)
Shares issues on conversion of loans	-	-	1,012,142	1,012	238,734	-	-	239,746
Beneficial conversion feature	-	-	-	-	27,677	-	-	27,677
Shares issued on exercise of stock options	-	-	1,310,734	1,311	227,564	-	-	228,875
Share compensation expense	-	-	-	-	112,573	-	-	112,573
Net loss for the period	-	-	-	-	-	(2,464,747)	-	(2,464,747)
Foreign currency translation	-	-	-	-	-	-	(24,390)	(24,390)
Balance, December 31, 2014	1	-	49,737,096	49,737	4,936,456	(5,053,982)	17,350	(50,439)
Effect of the Acquisition Transaction (Note 7(vii))	-	-	6,000,000	6,000	(6,000)	-	-	-
Shares issued on private placement	-	-	9,839,500	9,840	7,861,761	-	-	7,871,601
Share issue costs	-	-	-	-	(1,087,020)	-	-	(1,087,020)
Share compensation expense (Notes 7(v) and 8)	-	-	262,904	263	371,374	-	-	371,637
Net loss for the period	-	-	-	-	-	(1,246,673)	-	(1,246,673)
Foreign currency translation	-	-	-	-	-	-	24,799	24,799
Balance, March 31, 2015	1	-	65,839,500	65,840	12,076,571	(6,300,655)	42,149	5,883,905

The accompanying notes are an integral part of these condensed consolidated interim financial statements

F-26

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows

for the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended March 31, 2015	Three months ended March 31, 2014
	$	$
Operating activities
Net loss for the period	(1,246,673)	(82,481)
Adjustment for items not affecting cash
Depreciation of equipment	10,412	423
Imputed interest	-	45,063
Interest expense	179	17,124
Share compensation expense	371,637	-
	(864,445)	(19,871)
Changes in non-cash working capital items
Prepaid expenses and other receivables	(83,258)	(409,680)
Accounts payable	(71,773)	-
Accrued liabilities	193,993	(10,113)
Net cash used in operating activities	(825,483)	(439,664)
Investing activities
Acquisition of equipment	(38,820)	-
Net cash used in investing activities	(38,820)	-
Financing activities
Proceeds from issuance of shares, net of issue costs	6,788,988	-
(Repayment of) proceeds from loans payable	-	371,718
(Repayment of) proceeds from loans from related parties	-	(20,295)
Net cash provided by financing activities	6,788,988	351,423
Effects of foreign currency exchange rate changes	(9,510)	89,442
Net increase in cash and cash equivalents for the period	5,915,175	1,201
Cash and cash equivalents, beginning of period	209,933	2,281
Cash and cash equivalents, end of period	6,125,108	3,482
Supplemental information:
Issuance of shares on conversion of loans	$500,000	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements

F-27

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS

The Company and its Operations

Bionik Laboratories Corp. (formerly Drywave Technologies, Inc., herein referred to as the “Company” or “Bionik”) was incorporated on January 8, 2010 in the State of Colorado as Strategic Dental Management Corp. On July 16, 2013, the Company changed its name to Drywave Technologies Inc. (“Drywave”) and its state of incorporation from Colorado to Delaware. Effective February 13, 2015, the Company changed its name to Bionik Laboratories Corp. and reduced the authorized number of shares of common stock from 200,000,000 to 150,000,000. Concurrently, the Company implemented a 1-for-0.831105 reverse stock split of the common stock, which had previously been approved September 24, 2014. The unaudited condensed consolidated financial statements consolidate the Company and its wholly owned subsidiaries Bionik Laboratories Inc. ("Bionik Canada") and Bionik Acquisition Inc.

The Company is a bioengineering research and development company targeting diseases and injuries that impact human mobility. The Company is working towards its first product, which will be the “ARKE”, a robotic pair of exoskeleton legs to be used for rehabilitation purposes and potentially for day-to-day use as a replacement for a wheelchair.

These unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern, which assumes the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

On February 26, 2015, the Company finalized a Share Exchange Agreement whereby Bionik Canada issued 50,000,000 Exchangeable Shares, representing a 3.14 exchange ratio, for 100% of the outstanding common shares of Bionik Canada (the “Acquisition Transaction”). The Exchangeable Shares are exchangeable at the option of the holder, each into one share of common stock of the Company. In addition the Company issued one share of its Special Preferred Voting Stock (the “Special Preferred Share”) (Note 7). Immediately prior to the closing of the Acquisition Transaction, Drywave transferred all of the business, properties, assets, operations and liabilities to two former officers and directors of the Company and to a third-party entity such that as of the closing of the Acquisition Transaction there were no assets or liabilities.

After giving effect to the Acquisition Transaction, the Company commenced operations through Bionik Canada which by virtue of the Acquisition Transaction is now a reporting issuer through the Company’s listing on the OTC Pink marketplace.

As a result of the shareholders of Bionik Canada having a controlling interest in the Company subsequent to the Acquisition Transaction, for accounting purposes the Acquisition Transaction does not constitute a business combination. The transaction has been accounted for as a recapitalization of the Company with Bionik Canada being the accounting acquirer even though the legal acquirer is Bionik, accordingly, the historic financial statements of Bionik Canada are presented as the comparative balances for the period prior to the Acquisition Transaction.

References to the Company refer to the Company and its wholly—owned subsidiaries, Bionik Acquisition Inc. and Bionik Laboratories Inc. References to Drywave relate to the Company prior to the Acquisition Transaction.

The Company has not yet realized any revenues from its planned operations. As at March 31, 2015, the Company has a working capital surplus of $5,783,276 (December 31, 2014 - a working capital deficit of $128,361) and shareholders’ equity of $5,883,905 (December 31, 2014 - a shareholder’s deficiency of $50,439) and incurred a net loss and comprehensive loss of $1,221,984 for the three- month period ended March 31, 2015 (March 31, 2014 - $63,644).  Further, the Company expects that the ARKE will be categorized as a Class II medical device with the U.S. Food and Drug Administration (“FDA”) and accordingly will be subject to FDA regulations, guidelines and the FDA’s Quality System Regulation (“QSR”) in order to market and sell their product in the U.S. The costs of obtaining the necessary FDA approval and maintaining compliance with the FDA could be significant. See Note 11.

The Company’s principal offices are located at 483 Bay Street, N105, Toronto, Ontario, M5G 2C9.

F-28

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES

Unaudited Condensed Consolidated Interim Financial Statements

These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual audited financial statements and should be read in conjunction with those annual audited financial statements for the year ended December 31, 2014. In the opinion of management, these unaudited condensed consolidated interim financial statements reflect adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Recently Issued Accounting Pronouncements

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. The impact on the condensed interim financial statements of adopting ASU 2014-09 will be assessed by management.

On August 27, 2014, the FASB issued a new financial accounting standard on going concern, ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Sub-Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about the organization’s ability to continue as a going concern. The amendments in this Update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The impact on the condensed interim financial statements of adopting ASU 2014-15 will be assessed by management.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated interim financial statements.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The functional currency is separately determined for the Company and each of its subsidiaries, and is used to measure the financial position and operating results. The functional currency of the Company is the U.S. dollar, the functional currency of the Company’s wholly-owned subsidiary Bionik Canada and Bionik Acquisition Inc. is the Canadian Dollar. Transactions denominated in a currency other than the functional currency are recorded on initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange differences are recognized in profit or loss. Non-monetary assets and liabilities measured at cost are translated at the exchange rate at the date of the transaction.

Bionik Canada and Bionik Acquisition Inc.’s assets and liabilities are translated into the U.S. dollar using the exchange rates at each balance sheet date. Revenue and expenses are translated at average rates prevailing during the reporting period. Shareholders’ equity (deficiency) is translated at historical rates. Adjustments resulting from translating the condensed consolidated interim financial statements into the U.S. dollar are recorded as a separate component of accumulated other comprehensive income (loss) in the statement of changes in shareholders’ equity (deficiency).

F-29

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

3.	PREPAID EXPENSES AND OTHER RECEIVABLES

	March 31, 2015	December 31, 2014
	$	$
Prepaid expenses and sundry receivables	6,242	18,172
Prepaid insurance	126,771	40,630
Sales taxes receivable (i)	25,406	22,328
	158,419	81,130

(i)	Sales tax receivable represents net harmonized sales taxes (HST) input tax credits receivable from the Government of Canada.

4.	EQUIPMENT

Equipment consists of the following as at March 31, 2015 and December 31, 2014.

	March 31, 2015			December 31, 2014
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
	$	$	$	$	$	$
Computers and electronics	107,369	33,933	73,436	77,650	27,438	50,212
Furniture and fixtures	23,832	7,689	16,143	24,909	7,325	17,584
Tools and parts	12,100	1,050	11,050	11,913	1,787	10,126
	143,301	42,672	100,629	114,472	36,550	77,922

Equipment is recorded at cost less accumulated depreciation. Depreciation expense during the period ended March 31, 2015 was $10,412 (March 31, 2014 - $423).

F-30

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

5.	CONVERTIBLE SECURED PROMISSORY NOTE

On December 8, 2011, the Company received $61,500 CAD from a lender that at the time was non-interest bearing and had no specified terms of repayment. On February 28, 2012, the lender and the Company agreed to the terms of a Convertible Secured Promissory Note, which securitized the previous note plus an additional $60,000 CAD for a total principal amount of $121,500 CAD. The note was interest bearing at prime plus 1%, secured by a general security agreement and was to mature on the earlier of a qualifying financing event or February 28, 2014. The lender had an option to convert the principal plus accrued interest at a discount of 20% to the share price in the event of a qualifying financing event prior to February 28, 2014.

The note matured on February 28, 2014, at this point the conversion option expired and the note became due on demand; however, no repayment was demanded. Upon the occurrence of the April financing (Note 7 (i)) the Company agreed to honor the original conversion option and a beneficial conversion feature of $27,677 was recognized. As the note was due on demand the Company immediately recognized imputed interest of $27,677 in the condensed consolidated interim statement of operations and comprehensive loss.

On May 9, 2014, the lender converted the note plus accrued interest into common shares based on the 20% discount to the $0.81 ($0.90 CAD) per share equity financing that was accomplished in April 2014 and the Company issued these pre-transaction shares in June 2014. (See Note 7(iii)).

6.	RELATED PARTY TRANSACTIONS AND BALANCES

Due from related parties

(a)	As of March 31, 2015, the Company had advances receivable from the Chief Operating Officer (“COO”) and Chief Technology Officer (“CTO”) for $41,480 (December 31, 2014 – $44,986). These advances are unsecured, bear interest at a rate of 1% based on the Canada Revenue Agency’s prescribed rate for such advances and are payable on demand in Canadian dollars. The Company advanced funds to settle a tax assessment; the Company paid additional salary amounts that had not been made during the period; and the Company reimbursed $37,837 ($44,000 CAD) related to various out-of-pocket costs they incurred on behalf of the Company, all of which resulted in a net advance of $41,480 as of March 31, 2015.

Issuance of shares to settle due to related party

(b)	During the nine months ended December 31, 2014, one advance amounting to $85,947 ($95,000 CAD) was settled by the issuance of 105,555 pre-Acquisition Transaction common shares of Bionik Canada to a former director.

Accounts payable and accrued liabilities

(c)	As at March 31, 2015, $1,490 (December 31, 2014 - $4,220) was owing to the CEO, $9,752 (December 31, 2014 - $5,930) was owing to the CTO and $7,025 was owing to the COO, related to business expenses, all of which are included in accounts payable.

F-31

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

7.	SHARE CAPITAL

		March 31, 2015			December 31, 2014
		Number of shares	$		Number of shares	$
Exchangeable Shares:
Balance at beginning of period		49,737,096	49,737		36,621,885	36,622
Shares issued for services	(v)	262,904	263		-	-
Shares issued under private placement		-	-	(i)	10,792,335	10,792
Shares issued on conversion and settlement of debt		-	-	(ii)(iii)	1,012,142	1,012
Shares issued on the exercise of options		-	-	(iv)	1,310,734	1,311
Balance at end of the period		50,000,000	50,000		49,737,096	49,737
Common Shares
Balance at beginning of the period		-	-		-	-
Shares issued as Acquisition Transaction consideration	(vii)	6,000,000	6,000		-	-
Shares issued under private placement	(vi)-(ix)	9,839,500	9,840		-	-
Balance at end of the period		15,839,500	15,840		-	-
TOTAL COMMON SHARES		65,839,500	65,840		-	-

(i)	In April, 2014, Bionik Canada completed a private placement issuing 10,792,335 common shares at a price of $0.24 per share for gross proceeds of $2,590,160. A former director of Bionik Canada assisted in securing a significant portion of this financing. The Company incurred $11,609 in share issue costs related to the transaction.

(ii)	In May 2014, Bionik Canada issued 436,908 common shares in exchange for the settlement of $138,888 of unsecured debt.

(iii)	In June, 2014, Bionik Canada issued 575,234 common shares on conversion of the convertible secured promissory note (Note 5). The note plus accrued interest totaled $124,523 and was converted at a 20% discount to the April 2014 private placement.

(iv)	In June 2014, Bionik Canada issued 1,310,734 common shares for the exercise of stock options. The Company received cash of $228,875.

(v)	On February 25, 2015, 262,904 common shares were issued to two former lenders connected with a $241,185 loan received and repaid during fiscal 2013. The common shares were valued at $210,323 based on the value of the concurrent private placement (Note 7(vi)), and recorded in stock based compensation on the statement of operations and comprehensive loss. As part of the consideration for the initial loan the CTO and COO had transferred 314,560 common shares to the lenders. For contributing the common shares to the lenders the Company intends to reimburse the CTO and COO 320,000 shares of common stock; however, these shares have not yet been issued.

F-32

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

7.	SHARE CAPITAL - continued

(vi)	Concurrently with the closing of the Acquisition Transaction on February 26, 2015, the Company issued 7,735,750 units (the “Units”) for gross proceeds of $6,188,600 (the “First Closing”) (including $500,000 of outstanding bridge loans converted into Units at the offering price) at a purchase price of $0.80 per Unit (the “Purchase Price”) in a private placement offering (the “Offering”). Each Unit consists of one common share of the Company, and a warrant to purchase one common share of the Company at an exercise price of $1.40 per share exercisable for 4 years. The Company incurred share issue costs related to the transaction of $848,822 and issued 773,575 broker warrants exercisable at $0.80 for a period of 4 years.

(vii)	Immediately following the Acquisition Transaction and the First Closing, 6,000,000 shares of common stock were held by existing Drywave stockholders, 7,735,750 shares of common stock were held by the investors in the Offering and Bionik Canada shareholders held an equivalent of 50,000,000 shares of common stock through their ownership of 100% of the Exchangeable Shares which vote alongside the common stock of the Company as a single class through the one issued and outstanding Special Preferred Share.

(viii)	On March 27, 2015, the Company issued 1,212,500 Units for gross proceeds of $970,000 to accredited investors in a second closing (the “Second Closing”). Each Unit consisted of one common share of the Company, and a warrant to purchase one common share of the Company at an exercise price of $1.40 per share exercisable for 4 years. The Company incurred share issue costs related to the Second Closing of $141,100 and issued 121,250 broker warrants exercisable at $0.80 for a period of 4 years.

(ix)	On March 31, 2015, the Company issued 891,250 Units for gross proceeds of $713,000 to accredited investors in a third closing (the “Third Closing”). Each Unit consisted of one common share of the Company, and a warrant to purchase one common share of the Company at an exercise price of $1.40 per share exercisable for 4 years. The Company incurred share issue costs related to the Third Closing of $97,098 and issued 89,125 broker warrants exercisable at $0.80 for a period of 4 years.

Special Voting Preferred Share

In connection with the Acquisition Transaction (Note 1), on February 26, 2015, the Company entered into a voting and exchange trust agreement (the “Trust Agreement”). Pursuant to the Trust Agreement, the Company issued one Special Preferred Share to the Trustee, and the parties created a trust for the Trustee to hold the Special Voting Preferred Share for the benefit of the holders of the Exchangeable Shares (the “Beneficiaries”). Pursuant to the Trust Agreement, the Beneficiaries will have voting rights in the Company equivalent to what they would have had they received shares of common stock in the same amount as the Exchangeable Shares held by the Beneficiaries.

In connection with the Acquisition Transaction and the Trust Agreement, effective February 20, 2015, the Company filed a certificate of designation of the Special Voting Preferred Share (the “Special Voting Certificate of Designation”) with the Delaware Secretary of State. Pursuant to the Special Voting Certificate of Designation, one share of the Company’s blank check preferred stock was designated as the Special Preferred Share. The Special Preferred Share entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares outstanding on a one-for-one basis during the term of the Trust Agreement.

The Special Preferred Share is not entitled to receive any dividends or to receive any assets of the Company upon liquidation, and is not convertible into common shares of the Company.

F-33

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

7.	SHARE CAPITAL - continued

Special Voting Preferred Share - continued

The voting rights of the Special Preferred Share will terminate pursuant to and in accordance with the Trust Agreement. The Special Preferred Share will be automatically cancelled at such time as no Exchangeable Shares are held by a Beneficiary.

8.	STOCK OPTIONS

The purpose of the Company’s stock option plan is to attract, retain and motivate persons of training, experience and leadership to the Company, including their directors, officers and employees, and to advance the interests of the Company by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Company.

Options may be granted in respect of authorized and unissued shares, provided that the aggregate number of shares reserved for issuance upon the exercise of all Options granted under the Plan, shall not exceed fifteen (15%) percent of the issued share capital or such greater number of shares as may be determined by the Board and approved, if required, by the shareholders of the Company and by any applicable stock exchange or other regulatory authority. Optioned shares in respect of which options are not exercised shall be available for subsequent options.

On April 11, 2014 and June 20, 2014 the Company issued 657,430 and 264,230 options to employees and a consultant at an exercise price of $0.165 and $0.23, respectively, with a term of seven years. The options vest one-third on grant date and two thirds equally over the subsequent two years on the anniversary date. During the year ended December 31, 2014, 125,824 of the 657,430 options were cancelled. On February 26, 2015, as a result of the Acquisition Transaction, the options were revalued. The fair value as remeasured of the 531,606 April issuance and the 264,230 June issuance was $230,930 and $118,957 respectively. During the period ended March 31, 2015, $73,860 and $36,684 has been recorded as stock-based compensation related to the vesting of these stock options.

On July 1, 2014, the Company issued 2,972,592 options to management of the Company, at an exercise price of $0.23 with a term of 7 years, which vest May 27, 2015. On February 26, 2015, as a result of the Acquisition Transaction, the options were re-valued. The fair value of the options was $1,259,487.

On February 17, 2015, the Company issued 314,560 options to a director, employees and a consultant with an exercise price of $0.23, that vest one third immediately and two thirds over the next two anniversary dates with an expiry date of seven years. The grant date fair value of the options was $136,613. During the period ended March 31, 2015, $50,770 has been recorded as stock based compensation related to the vesting of these stock options.

These options granted and revalued during the period ended March 31, 2015 were valued using the Black-Scholes option pricing model with the following key assumptions:

	February 17, 2015	July 1, 2014	June 20, 2014	April 11, 2014
Expected life in years	5	4.35	6.32	4.14
Risk free rate	1.59%	1.59%	1.59%	1.59%
Dividend yield	0%	0%	0%	0%
Forfeiture rate	0%	0%	0%	0%
Expected volatility	114%	114%	114%	114%

F-34

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

8.	STOCK OPTIONS - continued

A summary of the Company’s outstanding options is as follows:

	Number of Options	Weighted-Average Exercise Price ($)
Outstanding, December 31, 2013	1,310,665	0.19
Exercised	(1,310,665)	0.19
Issued	3,894,252	0.22
Cancelled	(125,824)	0.17
Outstanding, December 31, 2014	3,768,428	0.22
Cancelled as a result of Acquisition Transaction	(3,768,428)	0.22
Re-issued as part of Acquisition Transaction	3,768,428	0.22
Issued	314,560	0.23
Outstanding, March 31, 2015	4,082,988	0.22

The following is a summary of stock options outstanding as of March 31, 2015:

Exercise Price ($)	Number of Options	Expiry Date	Number of Exercisable Options
0.165	531,606	April 11, 2021	177,202
0.23	264,230	June 20, 2021	88,077
0.23	2,972,592	July 1, 2021	-
0.23	314,560	February 17, 2022	104,853
	4,082,988		370,132

F-35

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

9.	WARRANTS

The following is a continuity schedule of the Company's common share purchase warrants:

	Number of Warrants	Weighted-Average Exercise Price ($)
Outstanding and exercisable, December 31, 2014 and 2013	-	-
Issued	10,823,450	1.35
Outstanding and exercisable, March 31, 2015	10,823,450	1.35

The following is a summary of common share purchase warrants outstanding as of March 31, 2015:

Exercise Price ($)		Number of Warrants	Expiry Date
1.40	Note 7(vi)	7,735,750	February 26, 2019
0.80	Note 7(vi)	773,575	February 26, 2019
1.40	Note 7(viii)	1,212,500	March 27, 2019
0.80	Note 7(viii)	121,250	March 27, 2019
1.40	Note 7(ix)	891,250	March 31, 2019
0.80	Note 7(ix)	89,125	March 31, 2019
		10,823,450

In 2014 the Company repaid loans of $180,940 plus accrued interest of $12,138 owing to investors introduced by Pope and Co. As part of this transaction the Company will issue to these lenders 349,522 warrants exercisable into common shares at an exercise price of $0.23 per share for a period of up to two years.

10.	CONTINGENCIES

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

F-36

BIONIK LABORATORIES CORP.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three month periods ended March 31, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

11.	RISK MANAGEMENT

The Company’s cash balances are maintained in two banks in Canada and a Canadian Bank subsidiary in the US. Deposits held in banks in Canada are insured up to $100,000 CAD per depositor for each bank by The Canada Deposit Insurance Corporation, a federal crown corporation. Actual balances at times may exceed these limits.

Interest Rate Risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The Company settled its loans payable and convertible secured promissory note; therefore, it retains minimal exposure to fluctuations in the market interest rate. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

Liquidity Risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due. Accounts payable and accrued liabilities are due within the current operating period.

The Company has funded its operations through the issuance of capital stock, convertible debt and loans in addition to grants and investment tax credits received from the Government of Canada.

Based on management’s assessment of the Company’s cash flow needs, management believes the Company has sufficient cash to sustain operations for an additional 12 -month period.

12.	SUBSEQUENT EVENTS

(i)	Subsequent to March 31, 2015, the Company provided a loan to a third party in the amount of $150,000 under normal commercial terms. The loan carries an interest rate of 5% payable semi-yearly, is secured to all assets of the borrower and is repayable in 18 months.

(ii)	On April 21, 2015, the Company issued 3,115,000 Units for gross proceeds of $2,492,000 to accredited investors in a fourth closing (the “Fourth Closing”). Each Unit consisted of one common share of the Company, and a warrant to purchase one common share of the Company at an exercise price of $1.40 per share exercisable for 4 years The Company incurred share issue costs related to the Fourth Closing of $338,960 and issued 311,500 broker warrants exercisable at $0.80 for a period of 4 years.

F-37

Through and including                       , 2015 (the 90th day after the date of this prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

28,746,500 Shares

BIONIK LABORATORIES CORP.

PROSPECTUS

The Date of This Prospectus is    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by Bionik Laboratories Corp. (the “Registrant”) in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$6,346.65
Accounting fees and expenses	$2,000.00
Legal fees and expenses	$7,500.00
Miscellaneous	$4,153.35
Total	$20,000.00

Item 14. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law.

II-1

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the DGCL. We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) during the last three years.

Bionik Canada

In May 2012, Bionik Canada issued through a private placement, 291,667 common shares at a price of $0.59 (0.60 CAD) per share for aggregate gross proceeds of $170,815.

In May 2012, 200,000 common shares valued at $117,192 were issued for settlement of accounts payable relating to services performed in the prior year.

In June 2012, Bionik Canada issued through a private placement, 895,834 common shares at a price of $0.58 (0.60 CAD) per share for aggregate gross proceeds of $519,420.

In September 2012, Bionik Canada issued through a private placement, 437,500 common shares at a price of $0.59 (0.60 CAD) per share for aggregate gross proceeds of $256,016.

In December 2012, Bionik Canada issued through a private placement, 383,333 common shares at a price of $0.61 (0.60 CAD) per share for aggregate gross proceeds of $232,546.

In March 2013, Bionik Canada issued through a private placement, 516,666 common shares at a price of $0.60 (0.60 CAD) per share for aggregate gross proceeds of $308,183.

In June 2013, Bionik Canada issued through a private placement, 166,667 common shares at a price of $0.58 ($0.60 CAD) per share for aggregate gross proceeds of $96,320.

In April, 2014, Bionik Canada completed a private placement issuing 3,182,978 common shares at a price of $0.82 ($0.90 CAD) per share for gross proceeds of $2,616,062 ($2,864,680 CAD). A former director of Bionik Canada assisted in securing a significant portion of this financing. As a result Bionik Canada issued 247,778 common shares as a finder’s fee to this director.

In May 2014, Bionik Canada issued 105,555 common shares to a director of Bionik Canada in exchange for the settlement of $87,638 ($95,000 CAD) of unsecured debt.

In May 2014, Bionik Canada issued 33,333 common shares to a third party in exchange for the settlement of $27,585 ($30,000 CAD) of unsecured debt.

In June, 2014, Bionik Canada issued 182,860 common shares on conversion of an outstanding convertible secured promissory note. The note plus accrued interest totaled $124,523 ($131,659 CAD) and was converted at a 20% discount to the $0.68 ($0.90 CAD) April 2014 private placement.

In June 2014, Bionik Canada issued 416,667 common shares for the exercise of stock options. Bionik Canada received cash of $228,875 ($250,000 CAD). The value of the options, $106,185, was transferred from contributed surplus to share capital on exercise.

None of the above issuances were offered or sold in the U.S.

Bionik Laboratories Corp.

An outstanding promissory note was converted into 2,730,000 shares of common stock by the holder thereof in December 2012 at $0.002 per share.

On February 26, 2015, the Registrant sold 7,735,750 units (the “Units”) for gross proceeds of $6,188,600 (including $500,000 of outstanding bridge loans converted into Units at the offering price) at a purchase price of $0.80 per Unit (the “Purchase Price”) in a private placement offering (the “Offering”). Each Unit consists of one share of common stock, par value $0.001 per share (the “Common Stock”) and a warrant (the “Warrant”) to purchase one share of Common Stock at an initial exercise price of $1.40 per share (the “Warrant Shares”).

II-2

On March 27, 2015, the Registrant sold to accredited investors in a second closing, 1,212,500 Units for gross proceeds of $970,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other Offering expenses such as legal and accounting expenses, the Registrant received net proceeds of $828,900.

On March 31, 2015, the Registrant sold to accredited investors in a third closing of the Offering, 891,250 Units for gross proceeds of $713,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, the Registrant received net proceeds of $620,310.

On April 21, 2015, the Registrant sold to accredited investors in a fourth closing of the Offering, 3,115,000 Units for gross proceeds of $2,492,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, the Registrant received net proceeds of $2,153,040.

On May 27, 2015, the Registrant sold to accredited investors in a fifth closing of the Offering, 1,418,750 Units for gross proceeds of $1,135,000 at the Purchase Price. After payment of placement agent fees and expenses but before the payment of other offering expenses such as legal and accounting expenses, the Registrant received net proceeds of $987,400.

The issuance and sale of such securities were issued in a private transaction in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D, Rule 506 promulgated thereunder, to purchasers who are “accredited investors” as defined by Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

Exhibit
Number	Description of Exhibits

2.1	Plan of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.1	Articles of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.2	Certificate of Conversion, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.3	Certificate of Incorporation, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.4	Delaware By-laws, dated June 25, 2013 (incorporated by reference to the Company’s 10-K filing on April 15, 2014)
3.5	Amended and Restated Certificate of Incorporation dated February 10, 2015 (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
3.6	Amended and Restated By-Laws (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
4.1	Certificate of Designation of Preferences, Rights and Limitations of Special Voting Preferred Stock of Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)

II-3

4.2	Schedule A to Articles of Amendment of Bionik Laboratories Inc., relating to the Exchangeable Shares of Bionik Laboratories Inc. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
4.3	Form of Warrant (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
5.1*	Opinion of Ruskin Moscou Faltischek, P.C.
10.1	Investment Agreement, dated February 26, 2015, among Bionik Laboratories Inc., Bionik Acquisition Inc. and Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.2	Voting and Exchange Trust Agreement, made as of February 26, 2015, among Bionik Laboratories Corp., Bionik Laboratories, Inc. and Computershare Trust Company of Canada dated February 26, 2015 (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.3	Support Agreement, made as of February 26, 2015, among Bionik Laboratories Inc., Bionik Acquisition Inc. and Bionik Laboratories Corp. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.4	Registration Rights Agreement, made as of February 26, 2015, by and between Bionik Laboratories Inc. and each of the several shareholders signatory thereto (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.5	Novation Agreement, dated as of February 26, 2015, between Bionik Laboratories Corp. and Bionik Laboratories Inc. (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.6	Spin-Off Agreement, dated as of February 26, 2015, by and among Bionik Laboratories Corp., and Brian E. Ray and Jon Lundgreen (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.7	Assignment and Assumption Agreement, dated as of February 26, 2015, by and between Bionik Laboratories Corp. and Tungsten 74 LLC (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.8	Form of Subscription Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.9	Peter Bloch Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.10	Michal Prywata Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.11	Thiago Caires Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.12	Leslie Markow’s Employment Agreement (incorporated by reference to the Company’s 8-K filing on March 4, 2015)
10.13	Bionik Laboratories Corp. f/k/a Drywave Technologies, Inc. 2014 Equity Incentive Plan (incorporated by reference to the Company’s Definitive Information Statement on Schedule 14C filing on October 6, 2014)
14.1	Code of Business Conduct and Ethics (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014)
21.1	List of Subsidiaries (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014)
23.1	Consent of MNP, LLP
23.2*	Consent of Ruskin Moscou Faltischek, P.C. (contained in the Opinion of Ruskin Moscou Faltischek, P.C. under Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed by amendment.

**Previously filed

II-4

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 29, 2015.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch_____________________
Peter Bloch
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement in Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Bloch	Chairman and Chief Executive Officer (principal executive officer)	May 29, 2015
Peter Bloch

/s/ Leslie Markow	Chief Financial Officer (principal financial and accounting officer)	May 29, 2015
Leslie Markow

*	Chief Operating Officer and Director	May 29, 2015
Michal Prywata

*	Chief Technology Officer and Director	May 29, 2015
Thiago Caires

Director
Robert Hariri

Director
Marc Mathieu

* Peter Bloch, pursuant to Powers of Attorney filed on May 27, 2015, by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

May 29, 2015	/s/ Peter Bloch
Peter Bloch